Exhibit 10.1

Execution Copy

$2,000,000,000
CREDIT AGREEMENT

dated as of
August 6, 2012

AMONG

KINDER MORGAN ENERGY PARTNERS, L.P.,
as the Borrower,

THE LENDERS PARTY HERETO,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as the Administrative Agent,

and

BARCLAYS BANK PLC
as the Syndication Agent

WELLS FARGO SECURITIES, LLC,

and

BARCLAYS BANK PLC
as the Joint Lead Arrangers and the Joint Book Managers

2012 Six-Month Facility

TABLE OF CONTENTS

		Page
ARTICLE I. DEFINITIONS		1

SECTION 1.01	Defined Terms	1
SECTION 1.02	Classification of Loans and Borrowings	23
SECTION 1.03	Accounting Terms; Changes in GAAP	22
SECTION 1.04	Interpretation	23

ARTICLE II. THE CREDITS		24

SECTION 2.01	Commitments	24
SECTION 2.02	Loans and Borrowings	24
SECTION 2.03	Requests for Borrowings	25
SECTION 2.04	Intentionally Deleted	26
SECTION 2.05	Intentionally Deleted	26
SECTION 2.06	Intentionally Deleted	26
SECTION 2.07	Funding of Borrowings	26
SECTION 2.08	Interest Elections	27
SECTION 2.09	Termination and Reduction of Commitments	28
SECTION 2.10	Repayment of Loans; Evidence of Debt	29
SECTION 2.11	Prepayment of Loans	29
SECTION 2.12	Fees	30
SECTION 2.13	Interest	31
SECTION 2.14	Alternate Rate of Interest	32
SECTION 2.15	Increased Costs	32
SECTION 2.16	Break Funding Payments	33
SECTION 2.17	Taxes	34
SECTION 2.18	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	35
SECTION 2.19	Mitigation Obligations; Replacement of Lenders	37
SECTION 2.20	Telephonic Notices	37
SECTION 2.21	Defaulting Lenders	38

ARTICLE III. CONDITIONS PRECEDENT		39

SECTION 3.01	Conditions Precedent to the Initial Credit Event	39
SECTION 3.02	Conditions Precedent to All Credit Events	41
SECTION 3.03	Delivery of Documents	41

ARTICLE IV. REPRESENTATIONS AND WARRANTIES		41

SECTION 4.01	Organization and Qualification	42
SECTION 4.02	Authorization, Validity, Etc.	42

i

SCHEDULES:

Schedule 1.01	Commitments
Schedule 6.05	Existing Restrictions

EXHIBITS:

Exhibit 1.01-A	Form of Assignment and Acceptance
Exhibit 1.01-B	Intentionally Deleted
Exhibit 1.01-C	Form of Committed Note
Exhibit 1.01-D	Intentionally Deleted
Exhibit 2.03	Form of Borrowing Request
Exhibit 2.06	Intentionally Deleted
Exhibit 2.07	Form of Notice of Account Designation
Exhibit 2.08	Form of Interest Election Request
Exhibit 2.11	Form of Notice of Prepayment
Exhibit 5.01	Form of Compliance Certificate

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of August 6, 2012 (this “Agreement”), is among:

(a)                                 Kinder Morgan Energy Partners, L.P., a Delaware limited partnership (the “Borrower”);

(b)                                 the banks and other financial institutions listed on the signature pages hereof under the caption “Lenders” (the “Lenders” and together with each other Person that becomes a Lender pursuant to Section 10.05, collectively, the “Lenders”);

(c)                                  Wells Fargo Bank, National Association, a national banking association, individually as a Lender and as the administrative agent for the Lenders (in such latter capacity together with any other Person that becomes Administrative Agent pursuant to Section 8.08, the “Administrative Agent”); and

(d)                                 Barclays Bank PLC as the Syndication Agent (the “Syndication Agent”).

PRELIMINARY STATEMENTS

The Borrower has requested that a credit facility be extended to it pursuant to which the Borrower may borrow from the Lenders (i) to back commercial paper issuances and (ii) for other general partnership purposes.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

SECTION 1.01              Defined Terms.As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Administrative Agent” has the meaning specified in the introduction to this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in the form supplied by the Administrative Agent.

“Affiliate” of any Person means (i) any Person directly or indirectly controlled by, controlling or under common control with such first Person, (ii) any director or officer of such first Person or of any Person referred to in clause (i) above and (iii) if any Person in clause (i)

above is an individual, any member of the immediate family (including parents, siblings, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust.  For purposes of this definition, any Person that owns directly or indirectly 25% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 25% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to “control” (including, with its correlative meanings, “controlled by” and “under common control with”) such corporation or other Person.

“Agreement” has the meaning specified in the introduction to this Agreement (subject, however, to Section 1.04(v) hereof).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, (b) the Prime Rate in effect for such day, and (c) the LIBOR Rate for a one (1) month Interest Period that begins on such day (and if such day is not a Business Day, the immediately preceding Business Day) plus 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate shall be effective from the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Margin” means, as to any ABR Borrowing or any LIBOR Borrowing, as the case may be, at any time and from time to time, a percentage per annum equal to the applicable percentage set forth below for the corresponding Performance Level set forth below:

Performance Level	LIBOR Borrowings Applicable Margin Percentage	ABR Borrowings Applicable Margin Percentage
I	0.975%	0.000%
II	1.075%	0.075%
III	1.300%	0.300%
IV	1.375%	0.375%
V	1.450%	0.450%

The Applicable Margin shall be determined by reference to the Performance Level in effect from time to time, and any change in the Applicable Margin shall be effective from the effective date of the change in the applicable Performance Level giving rise thereto.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Total Commitment represented by such Lender’s Commitment.  If the Total Commitment has terminated or expired, the Applicable Percentages shall be determined based upon the Total Commitment most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.05), and accepted by the Administrative Agent, in the form of Exhibit 1.01-A or any other form approved by the Administrative Agent.

“Available Cash” has the meaning specified in the Third Amended and Restated Agreement of Limited Partnership of the Borrower dated as of May 18, 2001.

“Availability Period” means the period from the Effective Date, to the earlier of the Maturity Date and the date of termination of the Total Commitment.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means, with respect to any Person, the Board of Directors of such Person or any committee of the Board of Directors of such Person duly authorized to act on behalf of the Board of Directors of such Person.

“Borrower” has the meaning specified in the introduction to this Agreement.

“Borrowing” means a borrowing comprised of Committed Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Date” means the Business Day upon which any Loan is to be made available to the Borrower.

“Borrowing Request” has the meaning specified in Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas, New York, New York, or Charlotte, North Carolina, are authorized or required by law to remain closed; provided that, when used in connection with a rate of interest determined by reference to LIBOR, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents (however designated) of such Person’s equity, including (a) all common stock and preferred stock, any limited or general partnership interest and any limited liability company member interest, (b) beneficial interests in trusts, and (c) any other interest or participation that confers upon a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person.

“Change in Control” means any of (a) the acquisition through beneficial ownership or otherwise after the date hereof by any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date hereof) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date hereof), excluding the Permitted Holders, of 30% of the Voting Stock of the General Partner or (b) individuals who, at the beginning of any period of twelve (12) consecutive months, constitute the Delegate’s Board of Directors cease for any reason (other than death or disability) to constitute a majority of the Delegate’s Board of Directors then in office.

“Change in Control Event” means the execution of any definitive agreement which, when fully performed by the parties thereto, would result in a Change in Control.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.  If any Lender (or its applicable lending office or its holding company, as the case may be) shall be, or shall determine itself to be, required by any law, rule, regulation, request, guideline or directive (whether or not having the force of law) relating to capital requirements adopted after the date of this Agreement or any change in the interpretation or application of any thereof by any Governmental Authority after the date of this Agreement (each a “Capital Requirement”) to maintain (and in any such case such Lender, lending office or holding company, as the case may be, does in fact maintain) capital against such Lender’s unused Commitment (or any portion thereof), in whole or in part as a result of such unused Commitment (or portion), either alone or in combination with any proposed or agreed extension thereof (whether or not such extension shall be by its terms at the time be effective), extending or being deemed to extend for a period of more than one (1) year from its inception or to have an original maturity of more than one (1) year or otherwise to last for a period of time sufficient to require maintenance of capital against it, a “Change in Law” shall be deemed to have occurred for purposes of Section 2.15(b) with respect to such Capital Requirement.  Notwithstanding the foregoing, for purposes of this Agreement all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a Change in Law, regardless of the date enacted, adopted or issued.

“Charges” has the meaning specified in Section 10.13.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Committed Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commercial Operation Date” means the date on which a Material Project is substantially complete and commercially operable.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Committed Loans, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) reduced in its entirety pursuant to Section 2.21, or (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.05.  The amount of each Lender’s Commitment on the date of this Agreement is set forth on Schedule 1.01 hereto, or in the Register maintained by the Administrative Agent pursuant to Section 10.05.

“Committed Loan” means a Loan made pursuant to Section 2.03.

“Committed Note” means a promissory note of the Borrower payable to the order of each Lender, in substantially the form of Exhibit 1.01-C, together with all modifications, extensions, renewals and rearrangements thereof.

“Communications” has the meaning specified in Section 10.01.

“Company Debt Rating” means, with respect to the Borrower as of any date of determination, the rating that has been most recently announced by each of S&P or Moody’s for any non-credit enhanced, unsecured long-term senior debt issued or to be issued by the Borrower.  For purposes of the foregoing:

(a)         if, at any time, neither S&P nor Moody’s shall have in effect a Company Debt Rating, the Applicable Margin or the Facility Fee Rate, as the case may be, shall be set in accordance with Performance Level V under the definition of “Applicable Margin” or “Facility Fee Rate”, as the case may be;

(b)         if the ratings established by S&P and Moody’s shall fall within different Performance Levels, the Applicable Margin or the Facility Fee Rate, as the case may be, shall be based upon the higher rating; provided, however, that, if the lower of such ratings is two (2) or more Performance Levels below the higher of such ratings, the Applicable Margin or the Facility Fee Rate, as the case may be, shall be based upon the rating that is one Performance Level lower than the higher rating;

(c)          if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is announced publicly by the rating agency making such change; and

(d)         if S&P or Moody’s shall change the basis on which ratings are established by it, each reference to the Company Debt Rating announced by S&P or Moody’s shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Consolidated Assets” means, at the date of any determination thereof, the total assets of the Borrower and the Subsidiaries as set forth on a consolidated balance sheet of the Borrower and the Subsidiaries for their most recently completed fiscal quarter, prepared in accordance with GAAP.

“Consolidated EBITDA” means, for any period, EBITDA of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Indebtedness” means, at the date of any determination thereof, Indebtedness of the Borrower and the Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the Interest Expense of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Tangible Assets” means, at the date of any determination thereof, Consolidated Assets after deducting therefrom: (a) all current liabilities, excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than twelve (12) months after the time as of which the amount thereof is being computed; and (ii) current maturities of long-term debt; and (b) the value, net of any applicable reserves and accumulated amortization, of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on a consolidated balance sheet of the Borrower and the Subsidiaries for their most recently completed fiscal quarter, prepared in accordance with GAAP.

“Credit Event” means the making of any Loan.

“Credit Exposure” means, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Committed Loans at such time.

“Default” means any event or condition which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans within three (3) Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit (unless such failure is being contested in good faith by appropriate proceedings), (c) failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans (unless such failure is being contested in good faith by appropriate proceedings), (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, or (e) (i) has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or has a parent company that has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent, or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.  Notwithstanding the foregoing, no Lender shall be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.  For avoidance of doubt (A) an assignee of a Defaulting Lender shall not be deemed to be a Defaulting Lender solely by virtue of the fact that it is an assignee of a Defaulting Lender, (B) neither the reallocation of funding obligations provided for in Section 2.21 as a result of a Lender being a Defaulting Lender nor the performance by non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a non-Defaulting Lender and (C) when a Defaulting Lender ceases to be a Defaulting Lender (due to assignment to a new or existing Lender, commitment reduction pursuant to Section 2.21 or otherwise) all commitment reallocations under Section 2.21 shall be promptly adjusted.

“Delegate” means Kinder Morgan Management, LLC, a Delaware limited liability company.

“dollars” or “$” refers to lawful money of the United States of America.

“EBITDA” means, with respect to any Person for any period (without duplication), the Net Income of such Person, increased (a) (to the extent deducted in determining Net Income for such period) by the sum of (i) all income taxes (including state franchise taxes based upon income) of such Person paid or accrued according to GAAP for such period; (ii) Consolidated Interest Expense of such Person for such period, (iii) all depreciation, depletion and amortization (including amortization of goodwill) of such Person for such period; (iv) other non-cash charges or losses (including asset impairments, write-downs or write-offs), and (v) amortization, write-off or write-down of debt discount, capitalized interest and debt issuance costs and commissions, discounts and other fees, charges and expenses associated with any letters of credit or Indebtedness, including in connection with the repurchase or repayment thereof, including any premium and acceleration of fees or discounts and other expenses, plus (b) the amount of cash dividends actually received during such period by such Person on a consolidated basis from unconsolidated Subsidiaries of such Person (provided that any such cash dividends actually received within thirty (30) days after the last day of any fiscal quarter attributable to operations during such prior fiscal quarter shall be deemed to have been received during such prior fiscal quarter and not in the fiscal quarter actually received) minus (c) each of the following (i) all non-cash items of income or gain of such Person which were included in determining such consolidated Net Income for such period, (ii) any cash payments made during such period in respect of items described in clause (a)(iv) above subsequent to the fiscal quarter in which the relevant non-cash charges or losses were reflected as a charge in determining consolidated Net Income and (iii) equity earnings from unconsolidated Subsidiaries, in each case determined in accordance with GAAP.

“Effective Date” means the date occurring on or before August 28, 2012, on which the conditions specified in Section 3.01 are satisfied (or waived in accordance with Section 10.02).

“Eligible Assignee” means (a) any Lender; (b) any Affiliate of any Lender; (c) an Approved Fund and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Group” means the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the LIBOR Rate.

“Event of Default” has the meaning specified in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any Obligation, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure or inability to comply with Section 2.17(e), except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a) and (d) any U.S. Federal withholding Taxes imposed by FATCA.

“Execution Date” means the earliest date upon which all of the following shall have occurred: counterparts of this Agreement shall have been executed by the Borrower and each Lender listed on the signature pages hereof and the Administrative Agent shall have received counterparts hereof which taken together, bear the signatures of the Borrower and each Lender and the Administrative Agent.

“Facility Fee” has the meaning specified in Section 2.12(a).

“Facility Fee Rate” means at any time and from time to time, a percentage per annum equal to the applicable percentage set forth below for the corresponding Performance Level set forth below:

Performance Level	Facility Fee Rate
I	.150%
II	.175%
III	.200%
IV	.250%
V	.300%

The Facility Fee Rate shall be determined by reference to the Performance Level in effect from time to time and any change in the Facility Fee Rate shall be effective from the effective date of the change in the applicable Performance Level giving rise thereto.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by it.

“Fee Letter” has the meaning specified in Section 2.12(c).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America from time to time, including as set forth in the opinions, statements and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financing Accounting Standards Board.

“General Partner” means Kinder Morgan G.P., Inc., a Delaware corporation.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term

Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means a financial instrument or security which is used as a cash flow or fair value hedge to manage the risk associated with a change in interest rates, foreign currency exchange rates or commodity prices.

“Hybrid Securities” means any trust preferred securities, or deferrable interest subordinated debt with a maturity of at least twenty (20) years, which provides for the optional or mandatory deferral of interest or distributions, issued by the Borrower, or any business trusts, limited liability companies, limited partnerships or similar entities (i) substantially all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more Wholly-owned Subsidiaries) at all times by the Borrower or any of the Subsidiaries, (ii) that have been formed for the purpose of issuing trust preferred securities or deferrable interest subordinated debt, and (iii) substantially all the assets of which consist of (A) subordinated debt of the Borrower or a Subsidiary, and (B) payments made from time to time on the subordinated debt.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments (other than surety, performance and guaranty bonds), (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others (provided that in the event that any Indebtedness of the Borrower or any Subsidiary shall be the subject of a Guarantee by one or more Subsidiaries or by the Borrower, as the case may be, the aggregate amount of the outstanding Indebtedness of the Borrower and the Subsidiaries in respect thereof shall be determined by reference to the primary Indebtedness so guaranteed, and without duplication by reason of the existence of any such guarantee), (g) all Capital Lease Obligations of such Person, (h) all obligations of such Person as an account party in respect of (i) the full face amount of all letters of credit (drawn or undrawn) supporting the exposure of such Person under Hedging Agreements and (ii) the drawn portion of all other letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of funded bankers’ acceptances and (j) Hybrid Securities.  The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor: provided that Indebtedness shall not include (1) non-recourse debt, (2) performance guaranties, (3) monetary obligations or guaranties of monetary obligations of Person as lessees under leases that are in accordance with GAAP, recorded as operating leases, and (4) guarantees by such Person of obligations of others which are not obligations described in clauses (a) through (j) of this definition, and provided further, that where any such indebtedness or obligation of such Person is made jointly, or jointly and severally, with any third party or parties other than any Subsidiary of such Person, the amount thereof for the purpose of this definition only shall be the pro rata portion thereof payable by such Person, so long as such third party or parties have not defaulted on its or their joint and several portions thereof and can reasonably be expected to perform its or their obligations thereunder.  For the avoidance of doubt, except as expressly provided in clause (h)(i) above, “Indebtedness” of a Person in respect of such letters of credit shall include, without duplication, only the principal amount of the unreimbursed obligations of such Person in respect of such letters of credit that have been drawn upon by the beneficiaries to the extent of the amount drawn, and shall include no other obligations in respect of such letters of credit.

“Indemnified Parties” has the meaning specified in Section 10.03.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnity Matters” means, with respect to any Indemnified Party, all losses, liabilities, claims and damages (including reasonable legal fees and expenses).

“Information Memorandum” means the Executive Summary dated July, 2012.

“Interest Election Request” has the meaning specified in Section 2.08.

“Interest Expense” means (without duplication), with respect to any period for any Person (a) the aggregate amount of interest, whether expensed or capitalized, paid, accrued or scheduled to be paid during such period in respect of the Indebtedness of such Person including (i) the interest portion of any deferred payment obligation; (ii) the portion of any rental obligation in respect of Capital Lease Obligations allocable to interest expenses; and (iii) any non-cash interest payments or accruals, all determined in accordance with GAAP, less (b) Interest Income of such Person for such period.

“Interest Income” means, with respect to any period for any Person, interest actually received by such Person during such period.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last Business Day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and on the numerically corresponding day in the calendar month that is one (1), two (2), three (3) or six (6) months thereafter, as the Borrower may elect and is available, provided (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of any Eurodollar Borrowing, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall end after the Stated Maturity Date.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Eurodollar Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Lenders” has the meaning specified in the introduction to this Agreement.

“LIBOR” means for any Interest Period:

(a)                                 the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Reuters Reference screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period; or

(b)                                 if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period; or

(c)                                  if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in dollars (for delivery on the first day of such Interest Period in same day funds) in the approximate amount of the Eurodollar Loan as to which such determination is being made (or, if Wells Fargo is making or converting a simultaneous Eurodollar Loan in the approximate amount of such Eurodollar Loan being made, continued or converted by Wells Fargo) and with a term equivalent to such Interest Period would be offered by Wells Fargo’s London branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period.

“LIBOR Rate” means, with respect to any Eurodollar Loan for any Interest Period for such Loan, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to the quotient of (i) LIBOR for such Loan for such Interest Period divided by (ii) 1 minus the Reserve Requirement for such Loan for such Interest Period.

“Lien” means, with respect to any asset (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” mean, collectively, this Agreement, the Notes, if any, the Fee Letter and all other instruments and documents from time to time executed and delivered by the Borrower in connection herewith and therewith.

“Loans” means advances made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means, relative to any occurrence of whatever nature, a material adverse effect on (a) the business assets, liabilities or financial condition of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform the Obligations or (c) the rights of the Administrative Agent or any Lender against the Borrower under any material provision of this Agreement or any other Loan Document.

“Material Project” means the construction or expansion of a capital project of the Borrower or any of the Subsidiaries, the aggregate capital cost of which exceeds $50,000,000.

“Material Project EBITDA Adjustments” means, with respect to each Material Project

(A)                               prior to the Commercial Operation Date of a Material Project (but including the fiscal quarter in which such Commercial Operation Date occurs) a percentage (based on the then-current completion percentage of such Material Project) of an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA attributable to such Material Project for the first twelve (12) month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on customer contracts relating to such Material Project, the creditworthiness of the other parties to such contracts, or such tariff-based customers and projected revenues from such contracts, tariffs capital costs and expenses, scheduled Commercial Operation Date, oil and gas reserve and production estimates, commodity price assumptions and other factors deemed appropriate by the Administrative Agent) which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the fiscal quarter in which construction of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but without duplication of any actual Consolidated EBITDA attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after the actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the actual period of delay or then-estimated delay, whichever is longer): (i) ninety (90) days or less, 0%, (ii) longer than ninety (90) days, but not more than one hundred eighty (180) days, 25%, (iii) longer than one hundred eighty (180) days but not more than two hundred seventy (270) days, 50%, and (iv) longer than two hundred seventy (270) days, 100%; and

(B)                               beginning with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for the two (2) immediately succeeding fiscal quarters, an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA attributable to such Material Project (determined in the same manner set forth in clause (A) above) for the balance of the four (4) full fiscal quarter period following such Commercial Operation Date, which may, at the Borrower’s option, be added to actual Consolidated EBITDA for such fiscal quarters.

Notwithstanding the foregoing:

(i)                                     no such additions shall be allowed with respect to any Material Project unless:

(a)                                 not later than 10 days (or such shorter period as reasonably acceptable to the Administrative Agent) prior to the delivery of any certificate required by the terms and provisions of Section 5.01(c) to the extent Material Project EBITDA Adjustments will be made to Consolidated EBITDA in determining compliance with Section 6.06, the Borrower shall have delivered to the Administrative Agent written pro forma projections of Consolidated EBITDA attributable to such Material Project, and

(b)                                 prior to the date the certificate required by the terms and provisions of Section 5.01(c) is required to be delivered, the Administrative Agent shall have approved (such approval not to be unreasonably withheld) such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance satisfactory to the Administrative Agent, and

(ii)                                  the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 20% of the total actual Consolidated EBITDA for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments).

Any Material Project EBITDA Adjustment with respect to any Material Project of an entity with respect to which the Borrower holds an equity method investment of at least 40% shall be determined as set forth above based upon the projected (prior to the Commercial Operation Date) and actual (on and after the Commercial Operation Date) cash dividends projected to be received or actually received by the Borrower on a consolidated basis from such entity.

“Material Subsidiary” means any Subsidiary the value of the assets of which exceeds 5% of Consolidated Assets as of the fiscal quarter most recently ended for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as the case may be.

“Maturity Date” means the earlier of (a) the Stated Maturity Date and (b) the acceleration of the Obligations pursuant to Section 7.01.

“Maximum Rate” has the meaning specified in Section 10.13.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means with respect to any Person for any period that net income of such Person for such period determined in accordance with GAAP; provided that there shall be excluded, without duplication, from such net income (to the extent otherwise included therein).

(a)                                 net extraordinary gains and losses (other than, in the case of losses, losses resulting from charges against net income to establish or increase reserves for potential environmental liabilities and reserves for exposure of such Person under rate cases);

(b)                                 net gains or losses in respect of dispositions of assets other than in the ordinary course of business;

(c)                                  any gains or losses attributable to write-ups or write-downs of assets; and

(d)                                 proceeds of any key man insurance, or any insurance on property, plant or equipment.

“Net Worth” means, as to the Borrower at any date, the sum of the amount of partners’ capital of the Borrower determined as of such date in accordance with GAAP, provided there shall be excluded, without duplication, from such determination (to the extent otherwise included therein) the amount of accumulated other comprehensive gain or loss as of such date.

“Note” means a Committed Note.

“Notice of Account Designation” has the meaning specified in Section 2.07.

“Notice of Default” has the meaning specified in Section 7.01.

“Notice of Prepayment” has the meaning specified in Section 2.11.

“Obligations” means collectively:

(e)                                  the payment of all indebtedness and liabilities by, and performance of all other obligations of, the Borrower in respect of the Loans;

(f)                                   the payment of all other indebtedness and liabilities by and performance of all other obligations of, the Borrower to the Administrative Agent and the Lenders under, with respect to, and arising in connection with, the Loan Documents, and the payment of all indebtedness and liabilities of the Borrower to the Administrative Agent and the Lenders for

fees, costs, indemnification and expenses (including reasonable attorneys’ fees and expenses) under the Loan Documents;

(g)                                  the reimbursement of all sums advanced and costs and expenses incurred by the Administrative Agent under any Loan Document (whether directly or indirectly) in connection with the Obligations or any part thereof or any renewal, extension or change of or substitution for the Obligations or, any part thereof, whether such advances, costs and expenses were made or incurred at the request of the Borrower or the Administrative Agent; and

(h)                                 all renewals, extensions, amendments and changes of, or substitutions or replacements for, all or any part of the items described under clauses (a) through (c) above.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” has the meaning specified in Section 10.05(e).

“Patriot Act” has the meaning specified in Section 10.15.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Performance Level” means a reference to one of Performance Level I, Performance Level II, Performance Level III, Performance Level IV or Performance Level V.

“Performance Level I” means, at any date of determination, that the Borrower shall have a Company Debt Rating in effect on such date of at least A- by S&P or at least A3 by Moody’s.

“Performance Level II” means, at any date of determination, (a) that the Performance Level does not meet the requirements of Performance Level I and (b) that the Borrower shall have a Company Debt Rating in effect on such date of at least BBB+ by S&P, or at least Baa1 by Moody’s.

“Performance Level III” means, at any date of determination, (a) that the Performance Level does not meet the requirements of Performance Level I or Performance Level II and (b) that the Borrower shall have a Company Debt Rating in effect on such date of at least BBB by S&P, or at least Baa2 by Moody’s.

“Performance Level IV” means, at any date of determination, (a) that the Performance Level does not meet the requirements of Performance Level I, Performance Level II or Performance Level III and (b) that the Borrower shall have a Company Debt Rating in effect on such date of at least BBB- by S&P, or at least Baa3 by Moody’s.

“Performance Level V” means, at any date of determination, that the Performance Level does not meet the requirements of Performance Level I, Performance Level II, Performance Level III or Performance Level IV.

“Permitted Holders” means any of the holders of the Voting Stock of the General Partner on the date of this Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any member of its ERISA Group is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plantation Pipe Line” means Plantation Pipe Line Company, a Delaware and Virginia corporation.

“Post-Closing Net Cash Proceeds” means:

(a) with respect to any Subject Asset Sale, an amount equal to: (i) the gross cash proceeds received by the Borrower or any of its Subsidiaries in respect of such Subject Asset Sale less (ii) the sum of (A) the direct costs relating to such Subject Asset Sale, including legal, accounting and investment banking fees, sales commissions, and taxes paid or payable as a result of the Subject Asset Sale, including income taxes payable due to the distribution of such proceeds from such Subsidiary to the Borrower; and (B) amounts reasonably reserved for adjustment in respect of the sale price of such asset or assets and

(b) with respect to any Post-Closing Subject Debt or Equity Issuance, an amount equal to: (i) the gross cash proceeds received by the Borrower or any of its Wholly-owned Subsidiaries, as applicable, from such issuance less (ii) all reasonable and customary underwriting commissions, legal, investment banking, brokerage and accounting and other professional fees, sales commissions and other disbursements actually incurred in connection with such issuance.

“Post-Closing Subject Debt or Equity Issuance” means:

(a) any issuance or incurrence by the Borrower or any Wholly-owned Subsidiary after the Effective Date to the Stated Maturity Date of Indebtedness of the types referred to in clause (a), (b), or (j) of the definition of Indebtedness, excluding:

(i) the Indebtedness arising under the Loan Documents,

(ii) any Indebtedness under the Borrower’s Credit Agreement dated as of June 23, 2010 or under any other debt or credit facility of the Borrower or its Wholly-owned Subsidiaries in existence on the Effective Date (including any such debt or credit facility of a Person who becomes a Wholly-owned Subsidiary of the Borrower after the Effective Date),

(iii) any commercial paper issued by the Borrower or any Wholly-owned Subsidiary that is supported by the Indebtedness described in clause (i) or (ii) hereinabove, and

(iv) any Indebtedness owed by the Borrower to any Subsidiary, or owed by any Wholly-Owned Subsidiary to the Borrower or to another Subsidiary; and

(b) any issuance by the Borrower after the Effective Date to the Stated Maturity Date of any Capital Stock, excluding any such issuances pursuant to employee stock plans, directors’ compensation and similar arrangements, and issuances to Kinder Morgan Management, LLC with respect to dividends.

“Pre-Closing Net Cash Proceeds” means an amount equal to: (i) the gross cash proceeds received by the Borrower or any of its Wholly-owned Subsidiaries, as applicable, from any and all Pre-Closing Subject Debt or Equity Issuances which occur from July 20, 2012, to and including the Effective Date less (ii) all reasonable and customary underwriting commissions, legal, investment banking, brokerage and accounting and other professional fees, sales commissions and other disbursements actually incurred in connection with such issuance.

“Pre-Closing Subject Debt or Equity Issuance” means:

(a) any issuance or incurrence by the Borrower or any Wholly-owned Subsidiary from July 20, 2012, to and including the Effective Date of Indebtedness of the types referred to in clause (a), (b), or (j) of the definition of Indebtedness, excluding:

(i) the Indebtedness arising under the Loan Documents,

(ii) any Indebtedness under the Borrower’s Credit Agreement dated as of June 23, 2010 or under any other debt or credit facility of the Borrower or its Wholly-owned Subsidiaries in existence on July 20, 2012 (including any such debt or credit facility of a Person who becomes a Wholly-owned Subsidiary of the Borrower after July 20, 2012),

(iii) any commercial paper issued by the Borrower or any Wholly-owned Subsidiary that is supported by the Indebtedness described in clause (i) or (ii) hereinabove, and

(iv) any Indebtedness owed by the Borrower to any Subsidiary, or owed by any Wholly-owned Subsidiary to the Borrower or to another Subsidiary; and

(b) any issuance by the Borrower from July 20, 2012, to and including the Effective Date of any Capital Stock, excluding any such issuances pursuant to employee stock plans, directors’ compensation and similar arrangements, and issuances to Kinder Morgan Management, LLC with respect to dividends, and in each case, if, and only to the extent by which, the aggregate amount of the Pre-Closing Net Cash Proceeds from all such issuances pursuant to clauses (a) and (b) above exceed $1,650,000,000.

“Prime Rate” means the rate of interest from time to time announced publicly by the Administrative Agent at the Principal Office as its prime commercial lending rate.  Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate, it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

“Principal Office” means the principal office of the Administrative Agent, presently located in Charlotte, North Carolina, or such other location as designated by the Administrative Agent from time to time.

“Register” has the meaning specified in Section 10.05.

“Regulation A” means Regulation A of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation D” means Regulation D of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time.

“Requirement of Law” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement (whether or not having the force of law), including Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Reserve Requirement” means, for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D) maintained by a member bank of the Federal Reserve System.  Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Responsible Officer” means, as used with respect to the Borrower, the Chairman, Vice Chairman, President, any Vice President, Chief Executive Officer, Chief Financial Officer, Controller or Treasurer of the Delegate.

“Restricted Payment” means any distribution (whether in cash, securities or other property) with respect to any partnership interest in the Borrower, or any payment (whether in cash, securities or other property), including any deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such partnership interest or any option or other right to acquire any such partnership interest; provided, however, that (a) distributions with respect to the partnership interests in the Borrower that do not exceed, with respect to any fiscal quarter of the Borrower, the amount of Available Cash for such quarter shall not constitute Restricted Payments so long as both before and after the making of such distribution, no Default exists under Section 7.01(b) and no Event of Default shall have occurred and be continuing, (b) any partnership interest split, partnership interest reverse split, dividend of Borrower partnership interests or similar transaction will not constitute a Restricted Payment and (c) the Borrower’s open market repurchases of any of its partnership interests and acquisitions by officers, directors and employees of the Borrower of partnership interests in the Borrower through cashless exercise of options pursuant to the Borrower’s Common Unit Option Plan shall not constitute Restricted Payments.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to its function.

“Specified Acquisition” means, at the election of the Borrower, one or more acquisitions of assets or entities or operating lines or divisions in any rolling twelve (12) month period for an aggregate purchase price of not less than $100,000,000.

“Stated Maturity Date” means the day in February 2013 that is six (6) calendar months from the Effective Date; provided, however,. in the event such day is not a Business Day, the Stated Maturity Date shall be the immediately preceding Business Day.

“Subject Asset Sale” means any sale by the Borrower or any of its Subsidiaries of assets pursuant to the Decision and Order dated May 1, 2012, issued by the U.S. Federal Trade Commission in connection with its review of the transactions contemplated by the Agreement and Plan of Merger, dated as of October 16, 2011, among Kinder Morgan, Inc., Sherpa Merger Sub, Inc., Sherpa Acquisition, LLC, Sirius Holdings Merger Corporation, Sirius Merger Corporation and El Paso Corporation.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Unless the context otherwise clearly requires, references in this Agreement to a “Subsidiary” or the “Subsidiaries” refer to a Subsidiary or the Subsidiaries of the Borrower.  Notwithstanding the foregoing, Plantation Pipe Line shall not be a Subsidiary of the Borrower until such time as its assets and liabilities, profit or loss and cash flow are required under GAAP to be consolidated with those of the Borrower.

“Syndication Agent” has the meaning specified in the introduction to this Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Capitalization” means, as to the Borrower at any date, the sum of Consolidated Indebtedness (determined at such date) and the Net Worth (determined as at the end of the most recent fiscal quarter of the Borrower for which financial statements pursuant to Section 5.01(a) or Section 5.01(b), as applicable, have been delivered).

“Total Commitment” means the sum of the Commitments of the Lenders.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans, and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBOR Rate or the Alternate Base Rate.

“United States” and “U.S.” each means United States of America.

“Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors or other governing body of such Person or its managing member or its general partner (or its managing general partner if there is more than one general partner).

“Wells Fargo” has the meaning specified in the Preliminary Statements.

“Wholly-owned Subsidiary” means a Subsidiary of which all issued and outstanding Capital Stock (excluding (a) in the case of a corporation, directors’ qualifying shares, (b) in the case of a limited partnership, a 2% general partner interest and (c) in the case of a limited liability company, a 2% managing member interest) is directly or indirectly owned by the Borrower.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Administrative Agent.

SECTION 1.02              Classification of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurodollar Loan” or “Eurodollar Borrowing” or an “ABR Loan” or “ABR Borrowing”).

SECTION 1.03              Accounting Terms; Changes in GAAP.  All accounting and financial terms used herein and not otherwise defined herein and the compliance with each covenant contained herein which relates to financial matters shall be determined in accordance with GAAP applied by the Borrower on a consistent basis, except to the extent that a deviation therefrom is expressly stated.  Should there be a change in GAAP from that in effect on the Execution Date, such that any of the defined terms set forth in Section 1.01 and/or compliance with the covenants set forth in Article VI would then be calculated in a different manner or with different components or any of such covenants and/or defined terms used therein would no longer constitute meaningful criteria for evaluating the matters addressed thereby prior to such change in GAAP (a) the Borrower and the Required Lenders agree, within the sixty (60) day period following any such change, to negotiate in good faith and enter into an amendment to this Agreement in order to modify the defined terms set forth in Section 1.01 or the covenants set forth in Article VI, or both, in such respects as shall reasonably be deemed necessary by the Required Lenders that the criteria for evaluating the matters addressed by such covenants are substantially the same criteria as were effective prior to any such change in GAAP, and (b) the Borrower shall be deemed to be in compliance with such covenants during the sixty (60) day period following any such change, or until the earlier date of execution of such amendment, if and to the extent that the Borrower would have been in compliance therewith under GAAP as in effect immediately prior to such change.

SECTION 1.04              Interpretation.  In this Agreement, unless a clear contrary intention appears:

(i)                                     the singular number includes the plural number and vice versa;

(ii)                                  reference to any gender includes each other gender;

(iii)                               the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(iv)                              reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; provided that nothing in this clause (iv) is intended to authorize any assignment not otherwise permitted by this Agreement;

(v)                                 except as expressly provided to the contrary herein, reference to any agreement, document or instrument (including this Agreement) means such agreement, document or instrument as amended, supplemented or modified, or extended, renewed, refunded, substituted or replaced, and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, and reference to any Note or other note or Indebtedness or other indebtedness includes any note or indebtedness issued pursuant hereto in extension or renewal or refunding thereof or in substitution or replacement therefor;

(vi)                              unless the context indicates otherwise, reference to any Article, Section, Schedule or Exhibit means such Article or Section hereof or such Schedule or Exhibit hereto;

(vii)                           the word “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term;

(viii)                        with respect to the determination of any period of time, except as expressly provided to the contrary, the word “from” means “from and including” and the word “to” means “to but excluding”;

(ix)                              reference to any law, rule or regulation means such as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time; and

(x)                                 the words “asset” and “property” shall be construed to have the same meaning and effect and refer to any and all tangible and intangible assets and properties.

ARTICLE II.
THE CREDITS

SECTION 2.01              Commitments.

(a)                                 Subject to the terms and conditions set forth herein, each Lender agrees to make Committed Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (ii) the sum of the total Credit Exposures, exceeding the Total Commitment.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Committed Loans.

(b)                                 Intentionally Deleted.

SECTION 2.02              Loans and Borrowings.

(a)                                 Each Committed Loan shall be made as part of a Borrowing consisting of Committed Loans made by the Lenders in accordance with their Applicable Percentage of the

Total Commitment.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)                                 Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)                                  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $3,000,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Total Commitment.  There shall not at any time be more than a total of twelve (12) Eurodollar Borrowings outstanding.

(d)                                 Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Stated Maturity Date.

SECTION 2.03              Requests for Borrowings.

To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Charlotte, North Carolina, time, three (3) Business Days before the date of the proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Charlotte, North Carolina, time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic communication (e-mail) to the Administrative Agent of a written Borrowing Request in a form of Exhibit 2.03 (a “Borrowing Request”) and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)                                     the aggregate amount of the requested Borrowing;

(ii)                                  the date of such Borrowing, which shall be a Business Day;

(iii)                               whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)                              in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)                                 the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04              Intentionally Deleted

SECTION 2.05              Intentionally Deleted.

SECTION 2.06              Intentionally Deleted.

SECTION 2.07              Funding of Borrowings.

(a)                                 Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., Charlotte, North Carolina, time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each Borrowing requested pursuant to Section 2.03 in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent Notice of Account Designation substantially in the form of Exhibit 2.07 hereto (a Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or otherwise agreed upon by the Borrower and the Administrative Agent from time to time.

(b)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or prior to 12:00 noon, Charlotte, North Carolina, time, on such date in the case of an ABR Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s Applicable Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such Applicable Percentage available on such date in accordance with Section 2.07(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its Applicable Percentage of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from the date such amount is made available to the Borrower to the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08              Interest Elections.

(a)                                 Subject to Section 2.14, each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, subject to Section 2.14, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)                                 To make an election pursuant to this Section 2.08, the Borrower shall notify the Administrative Agent of such election by telephone or by electronic communication (e-mail) receipt of which, in each case, is confirmed by the Administrative Agent by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy or by electronic communication (e-mail) to the Administrative Agent of a written Interest Election Request in the form of Exhibit 2.08 (an “Interest Election Request”).

(c)                                  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)                              if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

(d)                                 Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                                  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if and so long as an Event of Default is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then so long as an Event of Default has occurred and is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing, and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09              Termination and Reduction of Commitments.

(a)                                 Unless previously terminated, the Total Commitment shall terminate on the Maturity Date.

(b)                                 The Borrower may at any time terminate, or from time to time reduce, the Total Commitment, in whole or in part; provided that (i) each partial reduction of the Total Commitment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the total Credit Exposures would exceed the Total Commitment.

(c)                                  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Total Commitment under Section 2.09(b) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section 2.09 shall be irrevocable; provided that a notice of termination of the Total Commitment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Total Commitment shall be permanent.  Except as expressly provided in Section 2.21, each reduction of the Total Commitment shall be made ratably among the Lenders in accordance with their Applicable Percentages.

(d)                                 The Total Commitment shall automatically terminate on the date a Change in Control occurs.

(e)                                  On the Effective Date and prior to the occurrence of any Borrowings hereunder, the amount of the Total Commitment shall be permanently reduced by 100% of the Pre-Closing Net Cash Proceeds.  Such reduction of the Total Commitment shall be made ratably among the Lenders in accordance with their Applicable Percentages.

(f)                                   The Total Commitment shall automatically reduce by an amount equal to 100% of any Post-Closing Net Cash Proceeds applied by the Borrower in accordance with Section 2.11(c).  Such reduction of the Total Commitment shall occur on the date of such application, and shall be permanent.  Such reduction of the Total Commitment shall be made ratably among the Lenders in accordance with their Applicable Percentages.

SECTION 2.10              Repayment of Loans; Evidence of Debt.

(a)                                 The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Committed Loan on the Maturity Date.

(b)                                 On the date that a Change in Control occurs, the Borrower shall repay the outstanding principal amount of the Loans and all other amounts outstanding hereunder and under the other Loan Documents.

(c)                                  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)                                 The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)                                  The entries made in the accounts maintained pursuant to Section 2.10(c) or (d) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error or conflict therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f)                                   Any Lender may request that Loans made by it be evidenced by a Committed Note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a Committed Note.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.05) be represented by one or more promissory notes in such forms payable to the order of the payee named therein.

SECTION 2.11              Prepayment of Loans.

(a)                                 The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 2.11(b).

(b)                                 The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or electronic communication (e-mail) in the form of Exhibit 2.11 (a “Notice of Prepayment”)) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Charlotte, North Carolina, time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR

Borrowing, not later than 11:00 a.m., Charlotte, North Carolina, time, on the date of prepayment; provided, however, the Borrower shall not have to give Notice of Prepayment for a prepayment pursuant to Section 2.11(c) herein.  Each such notice shall be irrevocable and shall specify the prepayment date, Type and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Total Commitment as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination of the Total Commitment is revoked in accordance with Section 2.09.  Each partial prepayment shall be in an aggregate amount not less than, and shall be an integral multiple of, the amounts shown below with respect to the applicable Type of Loan or Borrowing:

Type of Loan/Borrowing	Integral Multiple of	Minimum Aggregate Amount
Eurodollar Borrowing	$1,000,000	$3,000,000
ABR Borrowing	1,000,000	1,000,000

Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  If the Borrower fails to designate the Type of Borrowings to be prepaid, partial prepayments shall be applied first to the outstanding ABR Borrowings until the outstanding principal amount of all ABR Borrowings is repaid in full, and then to the outstanding principal amount of Eurodollar Borrowings.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied to the Loans included in the prepaid Borrowing in accordance with the Lenders’ Applicable Percentages of such Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(c)                                  Notwithstanding anything to the contrary herein, the Borrower shall, within two (2) Business Days of receipt by the Borrower or any Wholly-owned Subsidiary of any Post-Closing Net Cash Proceeds, prepay the outstanding principal amount of the Loans in an amount equal to 100% of such Post-Closing Net Cash Proceeds.  Each such prepayment shall be applied to the Loans included in the prepaid Borrowing(s) as elected by the Borrower in accordance with the Lenders’ Applicable Percentages of such Borrowing(s).  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12              Fees.

(a)                                 The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than a Defaulting Lender) a facility fee (the “Facility Fee”), which shall accrue at the applicable Facility Fee Rate on the daily amount of the Commitment of such Lender, whether used or unused and when the Commitment has terminated, on the outstanding Loans of such Lender, during the period from the Effective Date to the later of (i) the date on which such Commitment terminates and (ii) the date on which the Loans are paid in full.  Accrued Facility Fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the Commitments terminate and the date the Loans are paid in full, commencing on the first such date to occur after the date hereof.  All Facility Fees shall be computed on the basis of a year of 365 or 366 days, as the case may be and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)                                 Intentionally Deleted

(c)                                  The Borrower agrees to pay to Wells Fargo Securities, LLC, as a Joint Lead Arranger, for its own account, the fee payable in the amount and at the time specified in that letter agreement dated July 20, 2012, among the Borrower, Wells Fargo Securities, LLC, and Wells Fargo (the “Fee Letter”).

(d)                                 All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (for distribution, in the case of Facility Fees to the Lenders).  Except as required by law, fees paid shall not be refundable under any circumstance.

SECTION 2.13              Interest.

(a)                                 The Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the sum of Alternate Base Rate plus the Applicable Margin.

(b)                                 The Loans comprising each Eurodollar Borrowing shall bear interest at the LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin,

(c)                                  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the Alternate Base Rate.

(d)                                 Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.13(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Committed Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Eurodollar Committed Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iv) all accrued interest shall be payable upon termination of the Total Commitment.

(e)                                  All interest hereunder shall be computed on the basis of a year of 360-day year of twelve (12) thirty (30) day months, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or LIBOR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14              Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)                                 the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period; or

(b)                                 the Administrative Agent is advised by the Required Lenders that the LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15              Increased Costs.

(a)                                 If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBOR Rate);

(ii)                                  subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.17 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)                               impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then upon the request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)                                 If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.15 for any increased costs or reductions incurred more than six (6) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16              Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow (unless such failure was caused by the failure of a Lender to make such Loan), convert, continue or prepay any Eurodollar Loan, or the failure to convert an ABR Loan to a Eurodollar Loan, on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.09 and is revoked in accordance herewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the LIBOR Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for dollar deposits from other banks in the Eurodollar market at the commencement of such period.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

SECTION 2.17              Taxes.

(a)                                 Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17(c)) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)                                 As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.  In addition, any Lender, if requested by the Borrower, or the Administrative Agent shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  If a payment made to the Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower, and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the effective date of this Agreement.

(f)                                   If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes and Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.18              Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)                                 The Borrower shall make each payment required to be made by the Borrower hereunder (whether of principal, interest, or fees, or under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, Charlotte, North Carolina, time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its Principal Office, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)                                 If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)                                  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Committed Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Committed Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Committed Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)                                 Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from the date such amount is distributed to it to the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(e)                                  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07(b), 2.18(d) or 8.05, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above,, in any order as determined by the Administrative Agent in its discretion..

SECTION 2.19              Mitigation Obligations; Replacement of Lenders.

(a)                                 If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by ay Lender in connection with any such designation or assignment.

(b)                                 If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender becomes a Defaulting Lender or (iv) any Lender has failed to consent to a proposed amendment, waiver or other modification, or a discharge or termination that, in each case, under Section 10.02 requires the consent of all the Lenders and with respect to which the Required Lenders (or, in circumstances where Section 10.02 does not require the consent of the Required Lenders, a majority in interest of the affected Lenders) shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.05), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that except in the case of an assignment to an existing Lender (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20              Telephonic Notices.  Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice it is entitled to give under this Agreement or any other Loan Document, the Administrative Agent may act without liability upon the basis of a telephonic notice believed in good faith by the Administrative Agent to be from the Borrower prior to receipt of written confirmation.  In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice.

SECTION 2.21              Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender.

(a)                                 Facility Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12 and such Defaulting Lender shall not be entitled to receive any Facility Fee pursuant to Section 2.12(a);

(b)                                 intentionally deleted;

(c)                                  intentionally deleted;

(d)                                 Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Loan Document shall be restricted as set forth in Section 10.02;

(e)                                  any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.10 or 2.11, or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows:

(i)                                     first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder;

(ii)                                  second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;

(iii)                               third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement;

(iv)                              fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

(v)                                 fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

(vi)                              sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) in the case of such Loans, such Loans were made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments..

Any payments, prepayments or other amounts paid or payable to any Defaulting Lender that are applied (or held) to pay amounts owed by such Defaulting Lender or to post cash collateral pursuant to Section 2.21(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents to the foregoing.  Notwithstanding the foregoing, the Borrower shall not be released from any of its Obligations owed to the Defaulting Lender.

(f)                                   if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to be replaced in accordance with Section 2.19(b);

(g)                                  the Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than three (3) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), provided, that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, or any Lender may have against such Defaulting Lender.

In the event that the Administrative Agent and the Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Credit Exposure of the Lenders shall be readjusted to reflect the inclusion of such Defaulting Lender’s Commitment and on such date such Defaulting Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim that the Borrower, the Administrative Agent, or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a non-Defaulting Lender except as expressly set forth above.

ARTICLE III.
CONDITIONS PRECEDENT

SECTION 3.01              Conditions Precedent to the Initial Credit Event.  The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied or waived in accordance with Section 10.02:

(a)                                 The Administrative Agent shall have received the following, each dated the Execution Date:

(i)                                     this Agreement executed by each party hereto;

(ii)                                  if requested by any Lender, a Committed Note executed by the Borrower and payable to the order of such Lender;

(iii)                               a certificate of an officer and of the secretary or an assistant secretary of the Delegate, certifying, inter alia (A) true and complete copies of each of the limited liability company agreement of the Delegate, the certificate of incorporation, as amended and in effect, of the General Partner, the partnership agreement, each as amended and in effect, of the Borrower, the bylaws, as amended and in effect, of the General Partner and the resolutions adopted by the Board of Directors of the Delegate (1) authorizing the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents to which it is or will be a party and, in the case of the Borrower, the Borrowings to be made hereunder, (2) approving the forms of the Loan Documents to which it is a party and which will be delivered at or prior to the initial Borrowing Date and (3) authorizing officers of the Delegate to execute and deliver the Loan Documents to which the Borrower is or will be a party and any related documents, including any agreement contemplated by this Agreement, (B) the incumbency and specimen signatures of the officers of the Delegate executing any documents on its behalf and (C) (1) that the representations and warranties made by the Borrower in each Loan Document to which the Borrower is a party and which will be delivered at or prior to the initial Borrowing Date are true and correct in all material respects, (2) the absence of any proceedings for the dissolution or liquidation of the Borrower and (3) the absence of the occurrence and continuance of any Default or Event of Default;

(iv)                              a letter from C T Corporation System in form and substance satisfactory to the Administrative Agent evidencing the obligation of C T Corporation System, Inc. to receive and forward service of process in the State of New York on behalf of the Borrower;

(v)                                 a favorable, signed opinion addressed to the Administrative Agent and the Lenders from Bracewell & Giuliani LLP, counsel to the Borrower, the General Partner and the Delegate, given upon the express instruction of such Persons;

(vi)                              certificates of appropriate public officials as to the existence, good standing and qualification to do business as a foreign entity of the Borrower, the General Partner and the Delegate in the States of Texas and Delaware;

(vii) a completed Notice of Account Designation executed by the Borrower; and

(viii)                        written evidence from the Borrower that the Contribution Agreement, dated contemporaneously with this Agreement, by and between Kinder Morgan Inc. and certain of its subsidiaries as the seller and the Borrower as the buyer has been fully executed and all conditions precedent to closing thereunder (other than payment) shall have been, or shall substantially concurrently be, satisfied or waived.

(b)                                 The Administrative Agent shall be reasonably satisfied that all required consents and approvals of any Governmental Authority and any other Person in connection with the transactions contemplated by this Section 3.01 shall have been obtained and remain in effect (except where the failure to obtain such approvals would not have a Material Adverse Effect).

(c)                                  The Borrower shall have paid to Wells Fargo Securities, LLC all fees and expenses pursuant to the Fee Letter agreed upon by such parties to be paid on or prior to the Execution Date.

(d)                                 The Borrower shall have paid to Andrews Kurth LLP pursuant to Section 10.03 all reasonable fees and disbursements invoiced to the Borrower on or prior to the Execution Date.

SECTION 3.02              Conditions Precedent to All Credit Events.  The obligation of the Lenders to make any Loans under this Agreement (including any Loan made on the initial Borrowing Date) is subject to the further conditions precedent that on the date of such Credit Event:

(a)                                 The conditions precedent set forth in Section 3.01 shall have theretofore been satisfied;

(b)                                 The representations and warranties set forth in Article IV (other than the representation set forth in Section 4.07(c)) and in the other Loan Documents shall be true and correct in all material respects as of, and as if such representations and warranties were made on, the Borrowing Date of the proposed Loan (unless such representation and warranty expressly relates to an earlier date), and by the Borrower’s delivery of a Borrowing Request, the Borrower shall be deemed to have certified to the Administrative Agent and the Lenders that such representations and warranties are true and correct in all material respects;

(c)                                  The Borrower shall have complied with the provisions of Section 2.03; and

(d)                                 No Default or Event of Default shall have occurred and be continuing or would result from such Credit Event.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to each of the Lenders that all of the conditions specified in this Section 3.02 above exist as of that time.

SECTION 3.03              Delivery of Documents.  All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and, except for any Notes, in sufficient counterparts or copies for each of the Lenders and shall be satisfactory in form and substance to the Lenders.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES

The Borrower makes for itself the following representations and warranties to the Administrative Agent and the Lenders:

SECTION 4.01              Organization and Qualification.  The Borrower and each of the Material Subsidiaries (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the laws of the state of its incorporation, organization or formation, (b) has all requisite corporate, partnership, limited liability company or other power and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and (c) is duly qualified to do business and is in good standing in every jurisdiction in which the failure to be so qualified would, individually or together with all such other failures of the Borrower and the Subsidiaries, have a Material Adverse Effect.

SECTION 4.02              Authorization, Validity, Etc.  The Borrower has all requisite partnership and other power and authority to execute and deliver, and to incur and perform its obligations under this Agreement and under the other Loan Documents to which it is a party and to make the Borrowings hereunder, and all such actions have been duly authorized by all necessary proceedings on its behalf.  This Agreement and the other Loan Documents have been duly and validly executed and delivered by or on behalf of the Borrower party thereto and constitute valid and legally binding agreements of the Borrower enforceable against it in accordance with the respective terms thereof, except (a) as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, fraudulent conveyance or other similar laws relating to or affecting the enforcement of creditors’ rights generally, and by general principles of equity (including principles of good faith, reasonableness, materiality and fair dealing) which may, among other things, limit the right to obtain equitable remedies (regardless of whether considered in a proceeding in equity or at law) and (b) as to the enforceability of provisions for indemnification for violation of applicable securities laws, limitations thereon arising as a matter of law or public policy.

SECTION 4.03              Governmental Consents, Etc.  No authorization, consent, approval, license or exemption of or registration, declaration or filing with any Governmental Authority, is necessary for the valid execution and delivery of, or the incurrence and performance by the Borrower of its obligations under, any Loan Document to which it is a party, except those that have been obtained and such matters relating to performance as would ordinarily be done in the ordinary course of business after the Execution Date.

SECTION 4.04              No Breach or Violation of Agreements or Restrictions, Etc.  Neither the execution and delivery of, nor the incurrence and performance by the Borrower of its obligations under, the Loan Documents to which it is a party, nor the extensions of credit contemplated by the Loan Documents, will (a) breach or violate any applicable Requirement of Law, (b) result in any breach or violation of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of its property or assets (other than Liens created or contemplated by this Agreement) pursuant to the terms of, any indenture, mortgage, deed of trust, agreement or other instrument to which it or any of the Subsidiaries is party or by which any of its properties or assets, or those of any of the Subsidiaries is bound or to which it is subject, except for breaches, violations and defaults under clauses (a) and (b) that neither individually nor in the aggregate could reasonably be expected to result in a Material Adverse Effect, or (c) violate any provision of the organic documents of the Borrower.

SECTION 4.05              Properties.  Each of the Borrower and the Material Subsidiaries has good title to, or valid leasehold or other interests in, all its real and personal property material to its business free of all Liens securing Indebtedness except for such Liens permitted under Section 6.01.

SECTION 4.06              Litigation and Environmental Matters.  (a) Except as disclosed in the most recent Annual Report on Form 10-K delivered by the Borrower to the Lenders, there is no action, suit or proceeding by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the Material Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or (ii) that involves this Agreement or the Transactions.

(b)                                 Except as disclosed in the most recent Annual Report on Form 10-K delivered by the Borrower to the Lenders, the associated liabilities and costs of the Borrower’s compliance with Environmental Laws (including any capital or operating expenditures required for clean-up or closure of properties currently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by Environmental Laws or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Materials, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses) are unlikely to result in a Material Adverse Effect.

SECTION 4.07              Financial Statements.

(a)                                 The consolidated balance sheet of the Borrower and the Subsidiaries as at December 31, 2011 and the related consolidated statements of income, comprehensive income, partners’ capital and cash flows of the Borrower and the Subsidiaries for the fiscal year ended on said date, with the opinion thereon of PricewaterhouseCoopers LLP and set forth in the Borrower’s 2011 Annual Report on Form 10-K, as filed with the SEC, fairly present, in all material respects, the consolidated financial position of the Borrower and the Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year in accordance with GAAP.

(b)                                 The unaudited consolidated balance sheets of the Borrower and the Subsidiaries as at March 31, 2012, and the related consolidated statements of income and cash flows of the Borrower and the Subsidiaries for the three (3) month period ended on such date and set forth in the Borrower’s Quarterly Report on Form 10-Q for its fiscal quarter then ended, as filed with the SEC, fairly present, in all material respects, the consolidated financial position of the Borrower and the Subsidiaries as at said date and their consolidated results of their operations cash flows for the six (6) month period ended on said date (subject to the absence of footnotes and to normal year-end and audit adjustments), in accordance with GAAP applied on a basis consistent with the financial statements referred to in Section 4.07(a).

(c)                                  Since the date of the most recent Annual Report on Form 10-K delivered by the Borrower to the Lenders, there has been no material adverse change in the business, assets, liabilities or financial condition of the Borrower and the Subsidiaries, taken as a whole.

SECTION 4.08              Disclosure.  As of the Effective Date only, information heretofore furnished by the Borrower to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby, together with the Information Memorandum is, when taken as a whole, true and accurate in all material respects on the date as of which such information is stated or certified.  The Information Memorandum and the reports, financial statements, certificates or other written information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the syndication or negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) on or prior to the Effective Date, when taken as a whole, do not contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to any projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time (it being recognized, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by any projects may materially different from the projected results).

SECTION 4.09              Investment Company Act.  The Borrower is not, and is not regulated as, an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

SECTION 4.10              ERISA.  Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan, except where the failure to so fulfill such obligations and such noncompliance could individually, or together with all such failures to fulfill such obligations and all such noncompliance could reasonably be expected to result in a Material Adverse Effect.  No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA, which waiver, failure or liability individually, or collectively with all such waivers, failures or liabilities, could reasonably be expected to result in a Material Adverse Effect.

SECTION 4.11              Tax Returns and Payments.  The Borrower and the Material Subsidiaries have caused to be filed all federal income tax returns and other material tax returns, statements and reports (or obtained extensions with respect thereto) which are required to be filed and have paid or deposited or made adequate provision in accordance with GAAP for the payment of all taxes (including estimated taxes shown on such returns, statements and reports)

which are shown to be due pursuant to such returns, except for taxes being contested in good faith by appropriate proceedings for which adequate reserves in accordance with GAAP have been created on the books of the Borrower and the Subsidiaries and where the failure to pay such taxes (individually or in the aggregate for the Borrower and the Subsidiaries) would not have a Material Adverse Effect.

SECTION 4.12              Compliance with Laws and Agreements.  Each of the Borrower and the Material Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate for the Borrower and the Material Subsidiaries, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.13              Purpose of Loans.

(a)                                 All proceeds of the Loans will be used for the purposes set forth in Section 5.07.

(b)                                 None of the proceeds of the Loans under this Agreement will be, used directly or indirectly for the purpose of buying or carrying any “margin stock” within the meaning of Regulation U (herein called “margin stock”) or for the purpose of reducing or retiring any indebtedness which was originally incurred to buy or carry any margin stock, or for any other purpose which might constitute this transaction a “purpose” credit within the meaning of Regulation T, U or X.  Neither the Borrower nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or any other Loan Document to violate Regulation T, Regulation U, Regulation X, or any other regulation of the Board or to violate the Exchange Act.  Margin stock does not constitute more than 25% of the assets of the Borrower, or of the Borrower and the Subsidiaries on a consolidated basis, and the Borrower does not intend or foresee that it will ever do so.

SECTION 4.14              Foreign Assets Control Regulations, etc.

(a)                                 No part of the proceeds of the Loans will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b)                                 Neither the Borrower nor any Subsidiary (i) is, or will become, a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any such Person.  The Borrower and the Subsidiaries are in compliance, in all material respects, with the Patriot Act.

(c)                                  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United

States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Borrower or one of the Subsidiaries.

ARTICLE V.
AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01              Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent:

(a)                                 within ten (10) days after the date in each fiscal year on which the Borrower is required to file its Annual Report on Form 10-K with the SEC or, if earlier, one hundred (100) days after the end of each fiscal year (i) such Annual Report, and (ii) its audited consolidated balance sheet and the related consolidated statements of income, comprehensive income, operations, partners’ capital and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, all reported on by, and accompanied by an opinion (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of their audit) of,  PricewaterhouseCoopers LLP, or other independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial position, results of operations and cash flows of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP; provided, however, that (x) the Borrower shall be deemed to have furnished said Annual Report on Form 10-K for purposes of clause (i) if it shall have timely made the same available on “EDGAR” and/or on its home page on the worldwide web (at the date of this Agreement located at http://www.kindermorgan.com) and complied with the last grammatical paragraph of this Section 5.01 in respect thereof, and (y) if said Annual Report contains such consolidated balance sheet and such consolidated statements of results of income, comprehensive income, partners’ capital and cash flows, and the report thereon of such independent public accountants (without qualification or exception, and to the effect, as specified above), the Borrower shall not be required to comply with clause (ii);

(b)                                 within five (5) days after each date in each fiscal year on which the Borrower is required to file a Quarterly Report on Form 10-Q with the SEC or, if earlier, fifty (50) days after the end of each fiscal quarter (i) such Quarterly Report, and (ii) its consolidated balance sheet and the related consolidated statements of income and cash flows as of the end of and for the fiscal quarter to which said Quarterly Report relates and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures as of the end and for the corresponding period or periods of the previous fiscal year, all certified by a Responsible Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes; provided, however, that (x) the Borrower shall be deemed to have furnished said Quarterly Report for purposes of clause (i) if it shall have timely made the same available on “EDGAR” and/or on its home page on the worldwide web (at the date of this Agreement located at http://www.kindermorgan.com) and complied with the last grammatical paragraph of this Section 5.01 in respect thereof, and (y) if said Quarterly Report contains such consolidated balance sheet and consolidated statements of income and cash flows, and such certifications, the Borrower shall not be required to comply with clause (ii);

(c)                                  simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate in substantially the form of Exhibit 5.01 signed by an authorized financial or accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 6.06 on the date of such financial statements, and (ii) stating whether any Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(d)                                 prompt written notice of the following:

(i)                                     the occurrence of any Default or Event of Default or Change in Control Event and

(ii)                                  any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(each notice delivered under this Section 5.01(d) to be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto);

(e)                                  without duplication of any other requirement of this Section 5.01, promptly upon the mailing thereof to the public unitholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(f)                                   promptly upon the filing thereof with the SEC, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Form 8-K which the Borrower shall have filed with the SEC;

(g)                                  if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) (other than such event as to which the thirty (30) day notice requirement is waived) with respect to any Plan which would reasonably be expected to constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under

Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take; and

(h)                                 from time to time such other information (other than projections) regarding the business, affairs or financial condition of the Borrower or any Subsidiary as the Required Lenders or the Administrative Agent may reasonably request.

Information required to be delivered pursuant to Section 5.01(a), 5.01(b) or 5.01(f) above shall be deemed to have been delivered on the date on which the Borrower provides notice to the Administrative Agent and the Lenders that such information has been posted on “EDGAR” or the Borrower’s website or another website identified in such notice and accessible by the Administrative Agent and the Lenders without charge (and the Borrower hereby agrees to provide such notice); provided that such notice may be included in a certificate delivered pursuant to Section 5.01(c).

SECTION 5.02              Existence, Conduct of Business.  The Borrower will, and will cause each of the Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except where the failure to do so (individually or collectively with all such failures) could not reasonably expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.02.

SECTION 5.03              Payment of Obligations.  The Borrower will, and will cause each of the Material Subsidiaries to, pay, before the same shall become delinquent or in default, its Indebtedness and tax liabilities but excluding Indebtedness (other than the Obligations) than is not in excess of $75,000,000, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Material Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.04              Maintenance of Properties; Insurance.

(a)                                 The Borrower will keep, and will cause each Material Subsidiary to keep, all property material to the conduct its business (taken as a whole) in good working order and condition, ordinary wear and tear excepted, in the reasonable judgment of the Borrower.

(b)                                 The Borrower will maintain or cause to be maintained with, in the good faith judgment of the Borrower, financially sound and reputable insurers, or through self-insurance, insurance with respect to its properties and business and the properties and businesses of the Subsidiaries against loss or damage of the kinds customarily insured against by business enterprises of established reputation engaged in the same or similar business and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations. Such insurance may include self-insurance or be subject to co-insurance, deductibility or similar clauses which, in effect, result in self-insurance of certain losses, provided that such self-insurance is in accord with the approved practices of business enterprises of established reputation similarly situated and adequate insurance reserves are maintained in connection with such self-insurance, and, notwithstanding the foregoing provisions of this Section 5.04 the Borrower or any Subsidiary may effect workers’ compensation or similar insurance in respect of operations in any state or other jurisdiction any through an insurance fund operated by such state or other jurisdiction or by causing to be maintained a system or systems of self-insurance in accord with applicable laws.

SECTION 5.05              Books and Records; Inspection Rights.  The Borrower will, and will cause each of the Material Subsidiaries to, keep, in accordance with GAAP, books of record and account.  The Borrower will, and will cause each of the Material Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice during normal business hours, and, if the Borrower shall so request, in the presence of a Responsible Officer or an appointee of a Responsible Officer, at the expense of the Administrative Agent or such Lender (unless an Event of Default exists, in which event the expense shall be that of the Borrower) to visit and inspect its properties, to examine and make extracts from its books and records (subject to compliance with confidentiality agreements and applicable copyright law), and to discuss its affairs, finances and condition with its officers, all at such times, and as often, as reasonably requested, but unless an Event of Default exists, no more frequently than once during each calendar year.

SECTION 5.06              Compliance with Laws.  The Borrower will, and will cause each of the Material Subsidiaries to, comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.07              Use of Proceeds.  The proceeds of the Loans will be used only (i) to back commercial paper issuances and (ii) for other general partnership purposes.

ARTICLE VI.
NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01              Liens.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien securing Indebtedness on any property or asset now owned or hereafter acquired by it except:

(a)                                 Capital Lease Obligations;

(b)                                 Liens existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary and securing Indebtedness whose incurrence, for purposes of this Agreement, by virtue of acquisition of such property or asset, or by virtue of such Person so becoming a Subsidiary, would not result in a violation of Section 6.06; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary, (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof.  For purposes of this Section 6.01(b), the Indebtedness so secured shall be deemed to have been incurred on the last day of the fiscal quarter then most recently ended; and

(c)                                  Liens, not otherwise permitted by the foregoing clauses (a) and (b), securing Indebtedness in an aggregate amount not exceeding 15% of Consolidated Net Tangible Assets.

SECTION 6.02              Fundamental Changes.  The Borrower will not, and will not permit any Material Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all (or substantially all) of its assets, or all or substantially all of the stock of or other equity interest in any of the Material Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, unless: (a) at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing; and (b) the Borrower or such Material Subsidiary is the surviving entity or the recipient of the assets so sold, transferred, leased or otherwise disposed of in any such sale, transfer, lease or other disposition of assets, provided, that no such merger, consolidation, sale, transfer, lease or other disposition shall have the effect of releasing the Borrower from any of the Obligations.  Notwithstanding the foregoing, this Section 6.02 shall not be deemed to prohibit, or to have prohibited, any sale, transfer, lease or other disposition by the Borrower or any Material Subsidiary of any assets (each, an “Asset Disposition”) if the sum of

(i)                                     the value, on the Disposition Date with respect thereto, of the assets subject to such Asset Disposition, plus

(ii)                                  the values, on the respective Disposition Dates with respect thereto, of any and all other assets subject to Asset Dispositions whose Disposition Dates occurred during the same Test Period as the Disposition Date of the Asset Disposition referred to in the preceding clause (i)

did not exceed Consolidated EBITDA for such Test Period.  For purposes of the next preceding sentence

(x)                                 the term “Disposition Date”, with respect to any Asset Disposition, means the date of the closing (or the first closing, if more than one) of such Asset Disposition; and

(y)                                 the term “Test Period” means, as at the Disposition Date with respect to any Asset Disposition referred to in clause (i) of such sentence, the period consisting of the four (4) full fiscal quarters then most recently ended in respect of which financial statements shall have been delivered pursuant to Section 5.01(a) or (b), as the case may be.

SECTION 6.03              Restricted Payments.  The Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment.

SECTION 6.04              Transactions with Affiliates.  The Borrower will not, and will not permit any of the Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, as determined by the Conflicts Committee of the Board of Directors of the Delegate, (b) transactions between or among the Borrower, the Wholly-owned Subsidiaries and SFPP, L.P. not involving any other Affiliate, (c) any payment which would constitute a Restricted Payment but for the proviso to the definition of said term in Section 1.01, (d) loans and advances by the Borrower to the General Partner to enable the General Partner to pay general and administrative costs and expenses pursuant to the partnership agreement of the Borrower and in accordance with past practices, (e) the Borrower or any of its Subsidiaries from engaging in a transaction with an Affiliate if such transaction has been approved by the Conflicts Committee of the Board of Directors of the Delegate, and (f) any corporate sharing agreements with respect to tax sharing and general overhead and administrative matters.

SECTION 6.05              Restrictive Agreements.  The Borrower will not, and will not permit any of the Material Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Material Subsidiary to pay dividends or other distributions with respect to any shares of its Capital Stock or to make or repay loans (including subordinate loans) or advances to the Borrower or any other such Material Subsidiary, provided that the foregoing shall not apply to (a) restrictions and conditions imposed by law or by this Agreement, (b) customary restrictions and conditions contained in agreements relating to the sale of all or substantially all of the Capital Stock or assets of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (c) restrictions and conditions existing on the date hereof identified on Schedule 6.05 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition) and (d) restrictions or conditions contained in, or existing by reason of, any agreement or instrument relating to any Subsidiary at the time such Subsidiary was merged or consolidated with or into, or acquired by, the Borrower or a Subsidiary or became a Subsidiary and not created in contemplation thereof.

SECTION 6.06              Ratio of Consolidated Indebtedness to Consolidated EBITDA. The Borrower will not at any time permit the ratio of Consolidated Indebtedness to Consolidated EBITDA for the four (4) full fiscal quarters most recently ended in respect of which financial statements shall have been delivered pursuant to Section 5.01(a) or (b), as the case may be, to exceed

(i)                                     5.50 to 1.0, in the case of any such period ended on the last day of (A) a fiscal quarter in which the Borrower makes any Specified Acquisition, or (B) the first or second fiscal quarter next succeeding such a fiscal quarter, or

(ii)                                  5.00 to 1.0, in the case of any such period ended on the last day of any other fiscal quarter.

For purposes of this Section 6.06, if during any period the Borrower, or any Subsidiary or any entity with respect to which the Borrower holds an equity method investment of not less than 40% acquires any Person (or any interest in any Person) or all or substantially all of the assets of any Person, the EBITDA attributable to such assets or an amount equal to the percentage of ownership of the Borrower in such Person times the EBITDA of such Person, for such period determined on a pro forma basis may be included as Consolidated EBITDA for such period, if on the date of such acquisition such Person, or the entity acquiring such assets, as the case may be, is a Subsidiary or the Borrower.  In addition, for purposes of this Section 6.06, Hybrid Securities up to an aggregate amount of 15% of Total Capitalization shall be excluded from Consolidated Indebtedness and Consolidated EBITDA may include, at the Borrower’s option, any Material Project EBITDA Adjustments as provided in the definition thereof.

ARTICLE VII.
EVENTS OF DEFAULT

SECTION 7.01              Events of Default and Remedies.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)                                 the principal of any Loan shall not be paid when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                                 any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document shall not be paid, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)                                  any representation or warranty made or, for purposes of Article III, deemed made by or on behalf of the Borrower herein, at the direction of the Borrower or by the Borrower in any other Loan Document or in any document, certificate or financial statement delivered in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed made or reaffirmed, as the case may be;

(d)                                 the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(d)(i), 5.02 (with respect to the Borrower’s existence) or 5.07 or in Article VI;

(e)                                  the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement (other than those specified in Section 7.01(a), Section 7.01(b) or Section 7.01(d)) or any other Loan Document to which it is a party and, in any event, such failure shall remain unremedied for thirty (30) calendar days after the earlier of (i) written notice of such failure shall have been given to the Borrower by the Administrative Agent or any Lender or, (ii) a Responsible Officer of the Borrower becomes aware of such failure;

(f)                                   other than as specified in Section 7.01(a) or (b), (i) the Borrower or any Subsidiary fails to make (whether as primary obligor or as guarantor or other surety) any payment of principal of, or interest or premium, if any, on any item or items of Indebtedness (other than as specified in Section 7.01(a) or Section 7.01(b)) or any payment in respect of any Hedging Agreement, in each case when the same becomes due and payable (whether by scheduled maturity, required payment or prepayment, acceleration, demand or otherwise),beyond any period of grace provided with respect thereto (not to exceed thirty (30) days); provided that the aggregate outstanding principal amount of all Indebtedness or payment obligations in respect of all Hedging Agreements as to which such a payment default shall occur and be continuing is equal to or exceeds $75,000,000, or (ii) the Borrower or any Subsidiary fails to duly observe, perform or comply with any agreement with any Person or any term or condition of any instrument, if such failure, either individually or in the aggregate, shall have resulted in the acceleration of the payment of Indebtedness with an aggregate face amount which is equal to or exceeds $75,000,000; provided that this Section 7.01(f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, so long as such Indebtedness is paid in full when due;

(g)                                  an involuntary case shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)                                 the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, winding-up, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 7.01(g), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)                                     the Borrower or any Material Subsidiary shall become unable, admit in writing or fail generally to pay its debts as they become due;

(j)                                    (i) the General Partner fails to make (whether as primary obligor or as guarantor or other surety) any payment of principal of, or interest or premium, if any, on any item or items of Indebtedness, when the same becomes due and payable (whether by scheduled maturity, required payment or prepayment, acceleration, demand or otherwise), beyond any period of grace provided with respect thereto (not to exceed thirty (30) days); provided that the aggregate outstanding principal amount of all such Indebtedness as to which such a payment default shall occur and be continuing is equal to or exceeds $75,000,000, or (ii) the General Partner fails to duly observe, perform or comply with any agreement with any Person or any term or condition of any instrument, if such failure, individually or in the aggregate, shall have resulted in the acceleration of the payment of Indebtedness with an aggregate face amount which is equal to or exceeds $75,000,000; provided that this Section 7.01(j) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness so long as such Indebtedness is paid in full when due;

(k)                                 one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l)                                     any member of the ERISA Group shall fail to pay when due an amount which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation; and in each of the foregoing instances such condition could reasonably be expected to result in a Material Adverse Effect;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, may, and upon the written request of the Required Lenders shall, by written notice (including notice sent by telecopy) to the Borrower (a “Notice of Default”) take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or other holder of any of the Obligations to enforce its claims against the Borrower (provided that, if an Event of Default specified in Section 7.01(g) or Section 7.01(h) shall occur with respect to the Borrower or any Subsidiary, the result of which would occur upon the giving of a Notice of Default as specified in clauses (i), (ii) and (v) below, shall occur automatically without the giving of any Notice of Default):  (i) declare the Total Commitment terminated, whereupon the Commitments of the Lenders shall forthwith terminate immediately and any accrued facility fees shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans, and all the other Obligations owing hereunder and under the other Loan Documents, to be, whereupon the same shall become, forthwith due and payable without presentment, demand, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intent to accelerate, declaration or notice of acceleration or any other notice of any kind, all of which are hereby waived by the Borrower; and (iii) exercise any rights or remedies under the Loan Documents.

ARTICLE VIII.
THE ADMINISTRATIVE AGENT

SECTION 8.01              Appointment, Powers and Immunities.  Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement and such other Loan Documents, together with such other powers as are reasonably incidental thereto.  The Administrative Agent (which term as used in this sentence and in Section 8.05 and the first sentence of Section 8.06 shall include reference to its Affiliates and its Affiliates’ officers, directors, employees, attorneys, accountants, experts and agents):  (a) shall have no duties or responsibilities except those expressly set forth in the Loan Documents, and shall not by reason of the Loan Documents be a trustee or fiduciary for any Lender; (b) makes no representation or warranty to any Lender and shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, or for the value, validity, effectiveness, genuineness, execution, legality, enforceability or sufficiency of this Agreement, any other Loan Document or any other document referred to or provided for herein or therein or for any failure by the Borrower or any other Person (other than the Administrative Agent) to perform any of its obligations hereunder or thereunder or for the existence or value of, or the perfection or priority of any Lien upon, any collateral security or the financial or other condition of the Borrower, the Subsidiaries or any other obligor or guarantor; (c) except pursuant to Section 8.07 shall not be required to initiate or conduct any litigation or collection proceedings hereunder; and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith including its own ordinary negligence, except for its own gross negligence, willful misconduct or unlawful conduct.  The Administrative Agent may employ agents, accountants, attorneys and experts and shall not be responsible for the negligence or misconduct of any such agents, accountants, attorneys or experts selected by it in good faith or any action taken or omitted to be taken in good faith by it in accordance with the advice of such agents, accountants, attorneys or experts.  The Administrative Agent may deem and treat the payee named in any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.  The Administrative Agent is authorized to release any cash collateral that is permitted to be released pursuant to the terms of this Agreement.

SECTION 8.02              Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telecopier, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent in good faith.

SECTION 8.03              Defaults; Events of Default.  The Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default (other than the non-payment of principal of or interest on Loans or of fees) unless the Administrative Agent has received notice from a Lender or the Borrower specifying such Default or Event of Default and stating that such notice is a “Notice of Default”.  In the event that the Administrative Agent receives such a notice of the occurrence of a Default or Event of Default, the Administrative Agent shall give prompt notice thereof to the Lenders.  In the event of a payment Default or Event of Default, the Administrative Agent shall give each Lender prompt notice of each such payment Default or Event of Default.

SECTION 8.04              Rights as a Lender.  With respect to its Commitments and the Loans made by it and its issuance, Wells Fargo (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity.  Wells Fargo (and any successor acting as Administrative Agent) and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower (and any of its Affiliates) as if it were not acting as the Administrative Agent.  Wells Fargo and its Affiliates may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

SECTION 8.05              INDEMNIFICATION.  THE LENDERS AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT AND THE SYNDICATION AGENT RATABLY IN ACCORDANCE WITH THEIR APPLICABLE PERCENTAGES FOR THE INDEMNITY MATTERS AS DESCRIBED IN SECTION 10.03 TO THE EXTENT NOT INDEMNIFIED OR REIMBURSED BY THE BORROWER UNDER SECTION 10.03, BUT WITHOUT LIMITING THE OBLIGATIONS OF THE BORROWER UNDER SAID SECTION 10.03 AND FOR ANY AND ALL OTHER LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND AND NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT OR THE SYNDICATION AGENT IN ANY WAY RELATING TO OR ARISING OUT OF:  (A) THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT CONTEMPLATED BY OR REFERRED TO HEREIN OR THE TRANSACTIONS CONTEMPLATED HEREBY, BUT EXCLUDING, UNLESS A DEFAULT OR AN EVENT OF DEFAULT HAS OCCURRED AND IS CONTINUING, NORMAL ADMINISTRATIVE COSTS AND EXPENSES INCIDENT TO THE PERFORMANCE OF ITS AGENCY DUTIES, IF ANY, HEREUNDER OR (B) THE ENFORCEMENT OF ANY OF THE TERMS OF THIS AGREEMENT OR OF ANY OTHER LOAN DOCUMENT; WHETHER OR NOT ANY OF THE FOREGOING

SPECIFIED IN THIS SECTION 8.05 ARISES FROM THE SOLE OR CONCURRENT NEGLIGENCE OF THE ADMINISTRATIVE AGENT OR THE SYNDICATION AGENT, AS THE CASE MAY BE; PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY OF THE FOREGOING TO THE EXTENT THEY ARISE FROM THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR UNLAWFUL CONDUCT OF THE ADMINISTRATIVE AGENT OR THE SYNDICATION AGENT.

SECTION 8.06              Non-Reliance on Agents and other Lenders.  Each Lender acknowledges and agrees that it has, independently and without reliance on the Administrative Agent or the Syndication Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and the Subsidiaries and its decision to enter into this Agreement, and that it will, independently and without reliance upon the Administrative Agent or the Syndication Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement.  Neither the Administrative Agent nor the Syndication Agent shall be required to keep itself informed as to the performance or observance by the Borrower of this Agreement, the other Loan Documents or any other document referred to or provided for herein or to inspect the properties or books of the Borrower.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent or the Syndication Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of the Administrative Agent, the Syndication Agent or any of its respective Affiliates.  In this regard, each Lender acknowledges that Andrews Kurth L.L.P. is acting in this transaction as special counsel to the Administrative Agent only.  Each Lender will consult with its own legal counsel to the extent that it deems necessary in connection with this Agreement and other Loan Documents and the matters contemplated herein and therein.

SECTION 8.07              Action by Administrative Agent.  Except for action or other matters expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall (a) receive written instructions from the Required Lenders (or all of the Lenders as expressly required by Section 10.02) specifying the action to be taken, and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action.  The instructions of the Required Lenders (or all of the Lenders as expressly required by Section 10.02) and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders.  If a Default or Event of Default has occurred and is continuing, the Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders (or all of the Lenders as required by Section 10.02) in the written instructions (with indemnities) described in this Section 8.07; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.  In no event, however, shall the Administrative Agent be required to take any action which exposes the

Administrative Agent to personal liability or which is contrary to this Agreement or applicable law.

SECTION 8.08              Resignation or Removal of Administrative Agent.  Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower, and the Administrative Agent may be removed at any time with or without cause by the Required Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent (so long as no Default or Event of Default exists) with the prior written consent of the Borrower (which consent will not unreasonably be withheld).  If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent (so long as no Default or Event of Default exists) with the prior written consent of the Borrower (which consent will not unreasonably be withheld).  Upon the acceptance of such appointment hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VIII and Section 10.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

SECTION 8.09              Duties of Syndication Agent. Notwithstanding the indemnity of the Syndication Agent contained in Section 8.05, nothing contained in this Agreement shall be construed to impose any obligation or duty whatsoever on any Person named on the cover of this Agreement or elsewhere in this Agreement as a Syndication Agent, a Joint Lead Arranger or a Joint Book Manager, other than those applicable to all Lenders as such.

SECTION 8.10              Trust Indenture Act.  In the event that Wells Fargo or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by the Borrower, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any Obligation of the Borrower hereunder or under any other Loan Document by or on behalf of Wells Fargo in its capacity as the Administrative Agent for the benefit of any Lender under any Loan Document (other than Wells Fargo or an Affiliate of Wells Fargo) and which is applied in accordance with the Loan Documents shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.

ARTICLE IX.
INTENTIONALLY DELETED

ARTICLE X.
MISCELLANEOUS

SECTION 10.01       Notices, Etc.

(a)                                 The Administrative Agent, any Lender or the holder of any of the Obligations, giving consent or notice or making any request of the Borrower provided for hereunder, shall notify each Lender (in the case of the Administrative Agent) and the Administrative Agent (in the case of a Lender) thereof.  In the event that the holder of any Note or any of the Obligations (including any Lender) shall transfer such Note or Obligations, it shall promptly so advise the Administrative Agent which shall be entitled to assume conclusively that no transfer of any Note or any of the Obligations has been made by any holder (including any Lender) unless and until the Administrative Agent receives written notice to the contrary.

(b)                                 Except with respect to notices and other communications expressly permitted to be given by telephone, all notices, consents, requests, approvals, demands and other communications (collectively “Communications”) provided for herein shall be in writing (including facsimile Communications) and mailed, telecopied or delivered:

(i)                                     if to the Borrower, to it at:

500 Dallas, Suite 1000

Houston, Texas 77002

Attention:         C. Park Shaper

Telecopy No.:  (713) 369-9499;

(ii)                                  if to the Administrative Agent, to it at:

c/o Wells Fargo Bank
MAC D1114-029
1525 West W. T. Harris Boulevard
Charlotte, North Carolina 28262

Attention:  Agency Services

Telecopy No.: (704) 509-2782; and

(iii)                               if to any other Lender, to it at its address (or telecopy number) set forth in the Administrative Questionnaire delivered by such Person to the Administrative Agent or in the Assignment and Acceptance executed by such Person;

or, in the case of any party hereto, such other address or telecopy number as such party may hereafter specify for such purpose by notice to the other parties.

(c)                                  Communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(d)                                 Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02       Waivers; Amendments.

(a)                                 No failure or delay by the Administrative Agent or any Lender in exercising, and no course of dealing with respect to, any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.  No waiver of any provision of this Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be permitted by Section 10.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)                                 No provision of this Agreement or any other Loan Document provision may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder or under the Fee Letter, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan (including any payment required by Section 2.10(b)), or any interest thereon, or any fees payable hereunder or under the Fee Letter, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) amend Section 2.21 without the consent of the Administrative Agent in addition to the consent of the Required Lenders or (vi) change any of the provisions of this Section 10.02(b), or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.  Except as provided herein, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding

Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver referred to in clauses (i) through (vi) or the first of this Section 10.02(b) above or that would alter the terms of this proviso shall require the consent of such Defaulting Lender.

SECTION 10.03       Payment of Expenses, Indemnities, etc.  The Borrower agrees:

(a)                                 to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof, and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)                                 TO INDEMNIFY THE ADMINISTRATIVE AGENT, THE SYNDICATION AGENT, EACH LENDER AND EACH OF THEIR AFFILIATES AND EACH OF THEIR OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES, AGENTS, ATTORNEYS, ACCOUNTANTS AND EXPERTS (“INDEMNIFIED PARTIES”) FROM, HOLD EACH OF THEM HARMLESS AGAINST AND PROMPTLY UPON DEMAND PAY OR REIMBURSE EACH OF THEM FOR, THE INDEMNITY MATTERS WHICH MAY BE REASONABLY INCURRED BY OR ASSERTED AGAINST OR INVOLVE ANY OF THEM (WHETHER OR NOT ANY OF THEM IS DESIGNATED A PARTY THERETO) AS A RESULT OF, ARISING OUT OF OR IN ANY WAY RELATED TO (I) ANY ACTUAL OR PROPOSED USE BY THE BORROWER OF THE PROCEEDS OF ANY OF THE LOANS, (II) THE EXECUTION, DELIVERY AND PERFORMANCE OF THE LOAN DOCUMENTS, (III) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND THE SUBSIDIARIES, (IV) THE FAILURE OF THE BORROWER OR ANY SUBSIDIARY TO COMPLY WITH THE TERMS OF THIS AGREEMENT, OR WITH ANY REQUIREMENT OF LAW, (V) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OF THE BORROWER SET FORTH IN ANY OF THE LOAN DOCUMENTS, OR (VI) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, INCLUDING THE REASONABLE FEES AND DISBURSEMENTS OF COUNSEL AND ALL OTHER EXPENSES INCURRED IN CONNECTION WITH INVESTIGATING, DEFENDING OR PREPARING TO DEFEND ANY SUCH ACTION, SUIT, PROCEEDING (INCLUDING ANY INVESTIGATIONS, LITIGATION OR INQUIRIES) OR CLAIM AND INCLUDING ALL INDEMNITY MATTERS ARISING BY REASON OF THE ORDINARY NEGLIGENCE OF ANY INDEMNIFIED PARTY, BUT

EXCLUDING ALL INDEMNITY MATTERS ARISING SOLELY BY REASON OF CLAIMS BETWEEN THE LENDERS OR ANY LENDER AND THE ADMINISTRATIVE AGENT OR THE SYNDICATION AGENT OR A LENDER’S SHAREHOLDERS AGAINST THE ADMINISTRATIVE AGENT OR LENDER OR BY REASON OF THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR UNLAWFUL CONDUCT ON THE PART OF THE INDEMNIFIED PARTY SEEKING INDEMNIFICATION.

(c)                                  TO INDEMNIFY AND HOLD HARMLESS FROM TIME TO TIME THE INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, COST RECOVERY ACTIONS, ADMINISTRATIVE ORDERS OR PROCEEDINGS, DAMAGES AND LIABILITIES TO WHICH ANY SUCH PERSON MAY BECOME SUBJECT (I) UNDER ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES OR ASSETS, INCLUDING THE TREATMENT OR DISPOSAL OF HAZARDOUS MATERIALS ON ANY OF THEIR PROPERTIES OR ASSETS, (II) AS A RESULT OF THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (III) DUE TO PAST OWNERSHIP BY THE BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR ASSETS OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES OR ASSETS WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (IV) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT OR DISPOSAL OF HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY, OR (V) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS (EXPRESSLY INCLUDING ANY SUCH CLAIM, DAMAGE LOSS, LIABILITY, COST, PENALTY, FEE OR EXPENSE ATTRIBUTABLE TO THE ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE OF SUCH INDEMNIFIED PARTY, BUT EXCLUDING ANY SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, PENALTY, FEE OR EXPENSE RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY).

(d)                                 No Indemnified Party may settle any claim to be indemnified without the consent of the indemnitor, such consent not to be unreasonably withheld; provided that the indemnitor may not reasonably withhold consent to any settlement that an Indemnified Party proposes, if the indemnitor does not have the financial ability to pay all its obligations outstanding and asserted against the indemnitor at that time, including the maximum potential claims against the Indemnified Party to be indemnified pursuant to this Section 10.03.

(e)                                  In the case of any indemnification hereunder, the Administrative Agent or Lender, as appropriate shall give notice to the Borrower of any such claim or demand being made against the Indemnified Party and the Borrower shall have the non-exclusive right to join in the defense against any such claim or demand; provided that if the Borrower provides a defense, the Indemnified Party shall bear its own cost of defense unless there is a conflict between the Borrower and such Indemnified Party.

(f)                                   THE FOREGOING INDEMNITIES SHALL EXTEND TO THE INDEMNIFIED PARTIES NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNIFIED PARTIES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNIFIED PARTIES.  TO THE EXTENT THAT AN INDEMNIFIED PARTY IS FOUND TO HAVE COMMITTED AN ACT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR ENGAGED IN UNLAWFUL CONDUCT, THIS CONTRACTUAL OBLIGATION OF INDEMNIFICATION SHALL CONTINUE BUT SHALL ONLY EXTEND TO THE PORTION OF THE CLAIM THAT IS DEEMED TO HAVE OCCURRED BY REASON OF EVENTS OTHER THAN THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR UNLAWFUL CONDUCT OF THE INDEMNIFIED PARTY.

(g)                                  The Borrower’s obligations under this Section 10.03 shall survive any termination of this Agreement, and the payment of the Loans and shall continue thereafter in full force and effect, for a period of six (6) years.

(h)                                 To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under this Section 10.03, each Lender severally agrees to pay to the Administrative Agent, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(i)                                     The Borrower shall pay any amounts due under this Section 10.03 within thirty (30) days of the receipt by the Borrower of notice of the amount due.

(j)                                    To the fullest extent permitted by applicable law, no party shall assert, and each party hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided, however, that the foregoing limitation shall not be deemed to impair or affect the indemnification obligations of the Borrower under the Loan Documents.  No Indemnified Party referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

SECTION 10.04       Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

SECTION 10.05       Assignments and Participations  (a)  The Borrower may not assign its rights or obligations hereunder or under the Notes without the prior consent of all of the Lenders and the Administrative Agent.

(b)                                 Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, each of the Borrower and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 for each such assignment, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided further that any consent of the Borrower otherwise required under this Section 10.05(b) shall not be required if an Event of Default has occurred and is continuing.  Upon acceptance and recording pursuant to Section 10.05(d), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.05(e).

(c)                                  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 10.05(b) and any written consent to such assignment required by Section 10.05(b), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)                                  Any Lender may, without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant.  Subject to Section 10.05(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.05(b), and be indemnified under Section 10.03 as if it were a Lender.  In addition, each agreement creating any participation must include an agreement by the Participant to be bound by the provisions of Section 10.12.

(f)                                   A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(g)                                  The Lenders may furnish any information concerning the Borrower in the possession of the Lenders from time to time to assignees and Participants (including prospective assignees and participants); provided that, such Persons agree to be bound by the provisions of Section 10.12 hereof.

(h)                                 Notwithstanding anything in this Section 10.05 to the contrary, without the consent of the Borrower, the Administrative Agent or any other Lender, any Lender may assign and pledge its Notes to (i) any central bank having jurisdiction over the assigning Lender and (ii) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A and any operating circular issued by such Federal Reserve System and/or such Federal Reserve Bank.  No such assignment and/or pledge shall release the assigning and/or pledging Lender from its obligations hereunder.

(i)                                     Notwithstanding any other provisions of this Section 10.05, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

SECTION 10.06       Survival; Reinstatement.

(a)                                 All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

(b)                                 To the extent that any payments on the Obligations are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received.

SECTION 10.07       Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and the Fee Letter constitute the entire contract among the parties hereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (including the Information Memorandum).  Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.08       Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.09       Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the Obligations now or hereafter existing under this Agreement and the other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such Obligations may be unmatured.  The rights of each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.10       Governing Law; Jurisdiction; Consent to Service of Process  (a)  This Agreement and the other Loan Documents shall be construed in accordance with and governed by the laws of the State of New York.

(b)                                 ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY AND ASSETS, UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING.  THE BORROWER HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS C T CORPORATION SYSTEM, WITH OFFICES ON THE DATE HEREOF AT 111 8TH AVENUE, NEW YORK, NEW YORK 10011, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE AND ACCEPT FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING.  IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH THE BORROWER AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT IN NEW YORK, NEW YORK ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION SATISFACTORY TO THE ADMINISTRATIVE AGENT.  THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY

REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS PROVIDED IN SECTION 10.01, SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.

(c)                                  THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (b) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO PLEAD OR CLAIM, AND AGREES NOT TO PLEAD OR CLAIM, THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(d)                                 EACH PARTY HERETO HEREBY (i) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (ii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 10.10.

SECTION 10.11       WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

SECTION 10.12       Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, directors, officers and employees and to its agents, including accountants, legal counsel and other advisors who have been informed of the confidential nature of the information provided, (b) disclosures in connection with any pledge or assignment permitted under Section 10.05(h) and, to the extent requested by any regulatory authority, including the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio, (c) to the extent a Lender reasonably believes it is required by applicable laws or regulations or by any subpoena or similar legal process (and, to the extent not prohibited under applicable law), such Lender will provide prompt notice thereof to the Borrower), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an understanding with such Person that such Person will comply with this Section 10.12, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.12 or (ii) becomes available to the Administrative Agent or any Lender from a source other than the Borrower (unless such source is actually known by the individual providing the information to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information).  For the purposes of this Section 10.12, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is known to a Lender, publicly known or otherwise available to the Administrative Agent or any Lender other than through disclosure (a) by the Borrower, or (b) from a source actually known to a Lender to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.12 shall be considered to have complied with its obligation to do so if such Person maintains the confidentiality of such Information in accordance with procedures adopted in good faith to protect confidential Information of third parties delivered to a lender.

SECTION 10.13       Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.14       EXCULPATION PROVISIONS.  EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT, THE NOTES AND (IN THE CASE OF THE BORROWER AND THE ADMINISTRATIVE AGENT) THE FEE LETTER AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY.  EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

SECTION 10.15       U.S. Patriot Act.  Each Lender that is subject to the requirements of the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

SECTION 10.16       No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, on the one hand, and the Administrative Agent and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendments, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Lenders are and have been acting solely as principals and are not the financial advisors, agents or fiduciaries, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) the Administrative Agent and the Lenders have not assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative

Agent or any Lender advised or is currently advising the Borrower or any of its Affiliates on other matters) and the Administrative Agent and the Lenders have no obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Administrative Agent and the Lenders have no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or the Lenders with respect to any breach or alleged breach of agency or fiduciary duty.

SECTION 10.17       Liability of Delegate.  It is hereby understood and agreed that the Delegate shall have no personal liability for the payment of any amount owing or to be owing hereunder or under the other Loan Documents.

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The parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

KINDER MORGAN ENERGY PARTNERS, L.P.,
as the Borrower

By:	Kinder Morgan G.P., Inc.,
its General Partner

By:	Kinder Morgan Management, LLC,
its Delegate

	By:	/s/ David D. Kinder
	Name:	David D. Kinder
	Title:	Vice President and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as the Administrative Agent and as a Lender

By:	/s/ Shannan Townsend
Name:	Shannan Townsend
Title:	Managing Director

BANK OF AMERICA, N.A.
as a Lender

By:	/s/ Margaret Niekrash
Name:	Margaret Niekrash
Title:	VP

CITIBANK, N.A.,
as a Lender

By:	/s/ Todd J. Mogil
Name:	Todd J. Mogil
Title:	Vice President

JPMORGAN CHASE BANK, N.A.
as a Lender

By:	/s/ Stephanie Balette
Name:	Stephanie Balette
Title:	Authorized Officer

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as a Lender

By:	/s/ Andrew Oram
Name:	Andrew Oram
Title:	Managing Director

BARCLAYS BANK PLC,
as a Lender and as the Syndication Agent

By:	/s/ Ann E. Sutton
Name:	Ann E. Sutton
Title:	Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as a Lender

By:	/s/ Doreen Barr
Name:	Doreen Barr
Title:	Director

By:	/s/ Michael D. Spaight
Name:	Michael D. Spaight
Title:	Associate

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Lender

By:	/s/ Philippi Sandmeier
Name:	Philippi Sandmeier
Title:	Managing Director

By:	/s/ Andreas Neumeier
Name:	Andreas Neumeier
Title:	Managing Director

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Jason S. York
Name:	Jason S. York
Title:	Authorized Signatory

THE ROYAL BANK OF SCOTLAND plc,
as a Lender

By:	/s/ Steve Ray
Name:	Steve Ray
Title:	Director

UBS AG, STAMFORD BRANCH,
as a Lender

By:	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director, Banking Products Services, US

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director, Banking Products Services, US

SCHEDULE 1.01

COMMITMENTS

Wells Fargo Bank, National Association	$190,000,000.00
Bank of America, N.A.	180,000,000.00
Citibank, N.A.	180,000,000.00
JPMorgan Chase Bank, N.A.	180,000,000.00
Barclays Bank PLC	190,000,000.00
Credit Suisse AG, Cayman Islands Branch	180,000,000.00
Deutsche Bank AG New York Branch	180,000,000.00
Royal Bank of Canada	180,000,000.00	.
The Royal Bank of Scotland plc	180,000,000.00
UBS AG, Stamford Branch	180,000,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	180,000,000.00
TOTAL	$2,000,000,000.00

SCHEDULE 6.05

EXISTING RESTRICTIONS

Port Authority Refunding Revenue Bonds Series 1994 (Kinder Morgan Operating L.P. “B” Bonds relating to the Cora Terminal) in the aggregate amount of $23,700,000, as issued by the Jackson-Union Counties Regional Port District.

EXHIBIT 1.01-A

FORM OF ASSIGNMENT AND ACCEPTANCE

Dated:

Reference is made to the Credit Agreement dated as of August 6, 2012 (as restated, amended, modified, supplemented and in effect from time to time, the “Credit Agreement”), among Kinder Morgan Energy Partners, L.P., a Delaware limited partnership (the “Borrower”), the Lenders named therein, Wells Fargo Bank, National Association, as the Administrative Agent (the “Administrative Agent”), and the other agents named therein.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

This Assignment and Acceptance, between the Assignor (as defined and set forth in Schedule I hereto and made a part hereof) and the Assignee (as defined and set forth on Schedule I hereto and made a part hereof) is dated as of the Effective Date of Assignment (as set forth on Schedule I hereto and made a part hereof).

1.                                      The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date of Assignment, an undivided interest (the “Assigned Interest”) in and to all the Assignor’s rights, obligations and claims under the Credit Agreement respecting those, and only those, credit facilities contained in the Credit Agreement as set forth on Schedule I (collectively, the “Assigned Facilities”, individually, an “Assigned Facility”), in a principal amount for each Assigned Facility as set forth on Schedule I.

2.                                      The Assignor (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the Assigned Interest and that the Assigned Interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or its respective Subsidiaries or the performance or observance by the Borrower or its respective Subsidiaries of any of its respective obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto; and (iii) attaches the Note if any, held by it evidencing the Assigned Facility or Facilities, as the case may be, and requests that the Administrative Agent exchange such Note(s) for a new Note payable to the Assignor (if the Assignor has retained any interest in the Assigned Facility or Facilities) and a new Note payable to the Assignee in the amount which reflects the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date of Assignment).

3.                                      The Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (ii) confirms that it has received a copy of the Credit

Agreement, together with copies of the financial statements referred to in Section 4.07 thereof, or, if later, the most recent financial statements delivered pursuant to Section 5.01 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis; (iii) agrees that it will independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such other documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) appoints and authorizes the Administrative Agent to take such action as such agent on its behalf and to exercise such powers as are reasonably incidental thereto; (v) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; (vi) confirms that it is an Eligible Assignee; (vii) if the Assignee is organized under the laws of a jurisdiction outside the United States, attaches the forms prescribed by the Internal Revenue Services of the United States certifying as to the Assignee’s exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate by an applicable tax treaty, and (viii) has supplied the information requested on the administrative questionnaire provided by the Administrative Agent.

4.                                      Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and the Borrower and recording by the Administrative Agent pursuant to Section 10.05 of the Credit Agreement, effective as of the Effective Date of Assignment (which Effective Date of Assignment shall, unless otherwise agreed to by the Administrative Agent, be at least five (5) Business Days after the execution of this Assignment and Acceptance).

5.                                      Upon such acceptance and recording, from and after the Effective Date of Assignment, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee, whether such amounts have accrued prior to the Effective Date of Assignment or accrue subsequent to the Effective Date of Assignment.  The Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date of Assignment by the Administrative Agent or with respect to the making of this assignment directly between themselves.

6.                                      From and after the Effective Date of Assignment, (i) the Assignee shall be party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder, and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance or the Credit Agreement, relinquish its claims and rights and be released from its obligations under the Credit Agreement.

7.                                      THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective duly authorized officers on Schedule I hereto.

Schedule I to Assignment and Acceptance

Legal Name of Assignor:

Legal Name of Assignee:

Effective Date of Assignment:

Assigned Facilities	Principal Amount of Assigned Interest	Percentage Assigned of Each Facility (to at least 8 decimals) (Shown as a percentage of aggregate held by all applicable Lenders)
Commitment	$		%
Committed Loans	$		%

Total	$

EXHIBIT 1.01-B

INTENTIONALLY DELETED

EXHIBIT 1.01-C

FORM OF COMMITTED NOTE

               ,

FOR VALUE RECEIVED, the undersigned, KINDER MORGAN ENERGY PARTNERS, L.P., a Delaware limited partnership (the “Borrower”), HEREBY PROMISES TO PAY to the order of                                                                                        (the “Lender”), the lesser of (i) such Lender’s Commitment and (ii) the aggregate amount of Committed Loans made by the Lender and outstanding on the Maturity Date.  The principal amount of the Committed Loans made by the Lender to the Borrower shall be due and payable on the dates and in the amounts as are specified in that certain Credit Agreement dated as of August 6, 2012 (as restated, amended, modified, supplemented and in effect from time to time, the “Credit Agreement”), among the Borrower, the Lender, certain other lenders that are party thereto, Wells Fargo Bank, National Association, as Administrative Agent for the Lender and such other lenders, and the other agents named therein.  All capitalized terms used herein and not otherwise defined shall have the meanings as defined in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Committed Loan outstanding from time to time from the date thereof until such principal amount is paid in full, at such interest rates and payable on such dates as are specified in the Credit Agreement.  Both principal and interest are payable in same day funds in lawful money of the United States of America to the Administrative Agent at its Principal Office, or at such other place as the Administrative Agent shall designate in writing to the Borrower.

This Note is one of the Committed Notes referred to in, and this Note and all provisions herein are entitled to the benefits of, the Credit Agreement.  The Credit Agreement, among other things (a) provides for the making of Committed Loans by the Lender and the other lenders to the Borrower from time to time, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events, for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified, and for limitations on the amount of interest paid such that no provision of the Credit Agreement or this Note shall require the payment or permit the collection of interest in excess of the Maximum Rate.

This Note may be held by the Lender for the account of its applicable lending office and may be transferred from one lending office to another lending office from time to time as the Lender may determine.

The Borrower and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor, default or intent to accelerate, protest and notice of protest and diligence in collecting and bringing of suit against any party hereto, and agree to all renewals, extensions or partial payments hereon and to any release or substitution of security herefor, in whole or in part, with or without notice, before or after maturity.

This Note shall be governed by and construed under the laws of the State of New York and the applicable laws of the United States of America.

KINDER MORGAN ENERGY PARTNERS, L.P.,
as the Borrower

By:	Kinder Morgan G.P., Inc.,
its General Partner

By:	Kinder Morgan Management, LLC,
its Delegate

By:
Name:
Title:

2

EXHIBIT 1.01-D

INTENTIONALLY DELETED

EXHIBIT 2.03

FORM OF BORROWING REQUEST

Dated

Wells Fargo Bank, National Association,

as Administrative Agent

1525 West W.T. Harris Boulevard

Charlotte, North Carolina 28262-0680

Attn:  Syndication Agency Services

Ladies and Gentlemen:

This Borrowing Request is delivered to you by Kinder Morgan Energy Partners, L.P. (the “Borrower”), a Delaware limited partnership, under Section 2.03 of the Credit Agreement dated as of August 6, 2012 (as restated, amended, modified, supplemented and in effect, the “Credit Agreement”), by and among the Borrower, the Lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other agents named therein.

1.                                      The Borrower hereby requests that the Lenders make a Loan or Loans in the aggregate principal amount of $                             (the “Committed Loan” or the “Committed Loans”).(1)

2.                                      The Borrower hereby requests that the Committed Loan or Committed Loans be made on the following Business Day:                                 .(2)

3.                                      The Borrower hereby requests that the Committed Loan or Committed Loans bear interest at the following interest rate, plus the Applicable Margin, as set forth below:

Type of Committed Loan	Principal Component of Committed Loan	Interest Rate	Interest Period (if applicable)	Maturity Date for Interest Period (if applicable)

4.                                      The Borrower hereby requests that the funds from the Committed Loan or Committed Loans be disbursed to the following bank account:                                                              .

5.                                      After giving effect to the requested Committed Loan, the aggregate Credit Exposures, outstanding as of the date hereof (including the requested Loans) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

(1)                                 Complete with an amount in accordance with Section 2.03 of the Credit Agreement.

(2)                                 Complete with a Business Day in accordance with Section 2.03 of the Credit Agreement.

6.                                      All of the conditions applicable to the Committed Loans requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loans.

7.                                      All capitalized undefined terms used herein have the meanings assigned thereto in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Borrowing Request this            day of                ,       .

KINDER MORGAN ENERGY PARTNERS, L.P.,
as the Borrower

By:	Kinder Morgan G.P., Inc.,
its General Partner

By:	Kinder Morgan Management, LLC,
its Delegate

By:
Name:
Title:

2

EXHIBIT 2.06

INTENTIONALLY DELETED

EXHIBIT 2.07

FORM OF NOTICE OF ACCOUNT DESIGNATION

Dated

Wells Fargo Bank, National Association,

as Administrative Agent

1525 West W.T. Harris Boulevard

Charlotte, North Carolina 28262-0608

Attn:  Syndication Agency Services

Ladies and Gentlemen:

This Notice of Account Designation is delivered to you by Kinder Morgan Energy Partners, L.P. (the “Borrower”), a Delaware limited partnership, under Section 2.07 of the Credit Agreement dated as of August 6, 2012 (as restated, amended, modified, supplemented and in effect from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other agents named therein.

1.                                      The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account(s):

Name of Bank:
ABA Routing Number:
Account Number:
Account Name:

2.                                      This authorization will remain in effect until revoked or until a subsequent Notice of Account Designation is provided to the Administrative Agent.

IN WITNESS WHEREOF, the undersigned has executed this Notice of Account Designation this            day of                          ,         .

KINDER MORGAN ENERGY PARTNERS, L.P.,
as the Borrower

By:	Kinder Morgan G.P., Inc.,
its General Partner

By:	Kinder Morgan Management, LLC,
its Delegate

By:
Name:
Title:

2

EXHIBIT 2.08

FORM OF INTEREST ELECTION REQUEST

Dated

Wells Fargo Bank, National Association,

as Administrative Agent

1525 West W.T. Harris Boulevard

Charlotte, North Carolina 28262-0608

Attn:  Syndication Agency Services

Ladies and Gentlemen:

This irrevocable Interest Election Request (the “Request”) is delivered to you under Section 2.08 of the Credit Agreement dated as of August 6, 2012 (as restated, amended, modified, supplemented and in effect from time to time, the “Credit Agreement”), by and among Kinder Morgan Energy Partners, L.P., a Delaware limited partnership (the “Borrower”), the Lenders party thereto (the “Lenders”), Wells Fargo Bank, National Association as Administrative Agent, and the other agents named therein.

1.                                      This Interest Election Request is submitted for the purpose of:

(a)                                 [Converting] [Continuing] a                          Eurodollar Borrowing [into] [as] a                          Borrowing.(1)

(b)                                 The aggregate outstanding principal balance of such Committed Borrowing is $                            .

(c)                                  The last day of the current Interest Period for such Eurodollar Borrowing is                           .(2)

(d)                                 The principal amount of such Committed Borrowing to be [converted] [continued] is $                          .(3)

(e)                                  The requested effective date of the [conversion] [continuation] of such Committed Loan is                      .(4)

(f)                                   The requested Interest Period applicable to the [converted] [continued] Eurodollar Borrowing is             .(5)

(1)                                 Delete the bracketed language and insert “Alternate Base Rate” or “LIBOR Rate”, as applicable, in each blank.

(2)                                 Insert applicable date for any Eurodollar Borrowing being converted or continued.

(3)                                 Complete with an amount in compliance with Section 2.08 of the Credit Agreement.

(4)                                 Complete with a Business Day in compliance with Section 2.08 of the Credit Agreement..

2.                                      All capitalized undefined terms used herein have the meanings assigned thereto in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Interest Election Request this            day of                    ,      .

KINDER MORGAN ENERGY PARTNERS, L.P.,
as the Borrower

By:	Kinder Morgan G.P., Inc.,
its General Partner

By:	Kinder Morgan Management, LLC,
its Delegate

By:
Name:
Title:

(5)                                 Complete for each Eurodollar Borrowing in compliance with the definition of the term “Interest Period” specified in Section 1.01.

2

EXHIBIT 2.11

FORM OF NOTICE OF PREPAYMENT

Wells Fargo Bank, National Association,

as Administrative Agent

1525 West W.T. Harris Boulevard

Charlotte, North Carolina  28262-0608

Attention:  Syndication Agency Services

Ladies and Gentlemen:

This irrevocable Notice of Prepayment is delivered to you by Kinder Morgan Energy Partners, L.P. (the “Borrower”), a Delaware limited partnership, under Section 2.11 of the Credit Agreement dated as of August 6, 2012 (as restated, amended, modified, supplemented and in effect from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders party thereto, Wells Fargo Bank, National Association, as the Administrative Agent, and the other agents named therein.

1.                                      The Borrower hereby provides notice to the Administrative Agent that the Borrower shall repay the following ABR Loans and/or Eurodollar Loans in the amount of $                          .(1)

2.                                      The Borrower shall repay the above-referenced Loans on the following Business Day:                             .(2)

3.                                      All capitalized undefined terms used herein have the meanings assigned thereto in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Borrowing Request this            day of                ,       .

KINDER MORGAN ENERGY PARTNERS, L.P.,
as the Borrower

By:	Kinder Morgan G.P., Inc.,
its General Partner

By:	Kinder Morgan Management, LLC,
its Delegate

By:
Name:
Title:

(1)                                 Complete with an amount in accordance with Section 2.11(b) of the Credit Agreement.

(2)                                 Complete with a Business Day in accordance with Section 2.11(b) of the Credit Agreement.

EXHIBIT 5.01

FORM OF COMPLIANCE CERTIFICATE

The undersigned hereby certifies that he is the                                                          of KINDER MORGAN MANAGEMENT, LLC, a Delaware limited liability company, the delegate of the KINDER MORGAN G.P., INC., a Delaware corporation, general partner of KINDER MORGAN ENERGY PARTNERS, L.P., a Delaware limited partnership (the “Borrower”), and that as such he is authorized to execute this certificate on behalf of the Borrower.  With reference to the Credit Agreement dated as of August 6, 2012 (as restated, amended, modified, supplemented and in effect from time to time, the “Agreement”), among the Borrower, Wells Fargo Bank, National Association, as Administrative Agent, for the lenders (the “Lenders”), and the other agents named therein, which are or become a party thereto, and such Lenders, the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified);

(a)                                 Attached hereto are the detailed computations necessary to determine whether the Borrower is in compliance with Sections 6.02 and 6.06 of the Agreement as of the end of the [fiscal quarter][fiscal year] ending                                 .

(b)                                 There currently does not exist any Default or Event of Default under the Agreement.

EXECUTED AND DELIVERED this            day of                                 ,             .

KINDER MORGAN ENERGY PARTNERS, L.P.,
as the Borrower

By:	Kinder Morgan G.P., Inc.,
its General Partner

By:	Kinder Morgan Management, LLC,
its Delegate

By:
Name:
Title: